Exhibit 10.2

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

November 7, 2012

among

Southcross Energy Partners, L.P.,
as Borrower,

Wells Fargo Bank, N.A.,
as Administrative Agent,

Citibank, N.A. and SunTrust Bank,
as Co-Syndication Agents,

Barclays Bank PLC, JPMorgan Chase Bank, N.A., and Compass Bank,
as Co-Documentation Agents,

and

The Lenders Party Hereto

Wells Fargo Securities, LLC
Sole Lead Arranger and Sole Bookrunner

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Commitments
Annex II	Existing Letters of Credit

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D-1	Form of Compliance Certificate (Effective Date)
Exhibit D-2	Form of Compliance Certificate (Ongoing)
Exhibit E	Form of Guaranty and Collateral Agreement
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit G-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit G-3	Form of U.S. Tax Compliance Certificate (Foreign Participants: partnerships)
Exhibit G-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)\

Schedule 1.02(a)	Security Instruments as of the Effective Date
Schedule 1.02(b)	Specified IPO Transactions
Schedule 1.02(c)	Specified Projects
Schedule 7.09	Taxes
Schedule 7.14	Subsidiaries
Schedule 7.18	Hedging Agreements
Schedule 7.19	Jurisdictions for Security Instrument Filings
Schedule 7.23	Material Contracts
Schedule 7.24	Broker’s Fees
Schedule 9.05	Existing Investments

v

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 7, 2012, is among: Southcross Energy Partners, L.P., a Delaware limited partnership (the “Borrower”); each of the Lenders from time to time party hereto; Wells Fargo Bank, N.A. (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); Citibank, N.A. and SunTrust Bank, as co-syndication agents for the Lenders (in such capacity, together with their successors in such capacity, the “Co-Syndication Agents”); Barclays Bank PLC, JPMorgan Chase Bank, N.A., and Compass Bank, as co-documentation agents for the Lenders (in such capacity, together with their successors in such capacity, the “Co-Documentation Agents”); and, for the limited purposes set forth herein, Southcross Energy LLC, a Delaware limited liability company (the “Existing Borrower”).

R E C I T A L S

A.            The Existing Borrower, the Administrative Agent, and each of the financial institutions from time to time party thereto as lenders (the “Existing Lenders”) are parties to that certain Amended and Restated Credit Agreement dated as of June 10, 2011 (as amended, the “Existing Credit Agreement”), pursuant to which Existing Lenders provided certain loans and extensions of credit to the Borrower (all Indebtedness arising pursuant to the Existing Credit Agreement, the “Existing Indebtedness”).

B.            In each case as more particularly described on Schedule 1.02(b) hereto, prior to the date hereof, the Existing Borrower formed Southcross Energy Partners GP, LLC, a Delaware limited liability company (the “General Partner”), the Existing Borrower and the General Partner formed the Borrower as a new midstream master limited partnership, of which the General Partner is the sole general partner, and the Existing Borrower formed Southcross Energy Operating, LLC, a Delaware limited liability company (“Southcross Operating”) that (x) prior to giving effect to the Transactions (defined below) is a direct Wholly-Owned Subsidiary (defined below) of the Existing Borrower and (y) will, as part of the Restructuring, become a direct Wholly-Owned Subsidiary of the Borrower.  Pursuant to the Contribution Agreement (as defined below) and contemporaneously with the execution and delivery hereof, (a) the Existing Borrower will convey, directly or indirectly, substantially all of its assets including, without limitation, its ownership interests in Southcross Energy GP LLC, a Delaware limited liability company, and Southcross Energy LP LLC, a Delaware limited liability company, to Southcross Operating, (b) the Existing Borrower will convey an interest in Southcross Operating to the General Partner as a capital contribution (the “GP Contribution Interest”), (c) the General Partner will convey the GP Contribution Interest to the Borrower in exchange for the general partner interest in the Borrower and the Borrower’s incentive distribution rights, and (d) the Existing Borrower will convey its remaining interest in Southcross Operating to the Borrower in exchange for common units and subordinated units representing in the aggregate a 61.9 % limited partnership interest in the Borrower (subject to the exercise of the over-allotment option as described on Schedule 1.02(b) hereto) and other consideration as described in the Contribution Agreement (the transactions described in the foregoing clauses (a) through (d), and the other transactions contemplated by the Contribution Agreement, collectively, the “Restructuring”).

C.            Contemporaneously with the execution and delivery hereof and the Restructuring, the Borrower will be consummating the Specified IPO Transactions, including an initial public offering of its Equity Interests (the “IPO”).

D.            Subject to the conditions precedent set forth herein, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement to (a) reflect the Restructuring and the Specified IPO Transactions, (b) allow the Existing Borrower to assign its rights, duties, liabilities and obligations under the Existing Credit Agreement to the Borrower and release the Existing Borrower from its rights, duties, liabilities and obligations under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) executed in connection with the Existing Credit Agreement (the “Existing Loan Documents”), and (c) amend certain other terms of the Existing Credit Agreement in certain respects as provided in this Agreement.

E.            After giving effect to the amendment and restatement of the Existing Credit Agreement pursuant to the terms hereof, the Commitment of each Lender hereunder will be as set forth on Annex I attached hereto.

F.             In consideration of the premises, the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction of each condition precedent set forth in Section 6.01 hereof, the Existing Credit Agreement shall be amended and restated as of the Effective Date in the form of this Agreement.  The parties hereto further agree as follows:

ARTICLE I
Definitions and Accounting Matters

Section 1.01          Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02          Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Actual Completion Date” means, with respect to any Specified Project, the date, to be identified to the Administrative Agent by delivery of a certificate of a Responsible Officer, certifying that the Specified Project has reached actual capacity set forth in the projections provided to the Administrative Agent with respect to such Specified Project and is generally generating the revenue specified in the minimum revenue contracts previously approved by the Administrative Agent as set forth in the definition of “Specified Projects”.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents and the Co-Documentation Agents; and “Agent” means any one of the Administrative Agent, either Co-Syndication Agent or either Co-Documentation Agent, as the context requires.

“Agreement” means this Second Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%.  For the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annualized Consolidated EBITDA” means, with respect to each Rolling Period ending on or prior to September 30, 2013, the sum of (a) the product of (i) the Borrower’s Consolidated Unadjusted EBITDA for such Rolling Period multiplied by (ii) the factor set forth for such Rolling Period in the grid below plus (b) the aggregate Specified Projects EBITDA Adjustments for In Process Specified Projects as calculated on the last day of such Rolling Period plus (c) any amounts added to Consolidated Net Income in the calculation of Consolidated EBITDA for such Rolling Period pursuant to clause (v) of the definition thereof:

Rolling Period Ending	Factor
March 31, 2013	4
June 30, 2013	2
September 30, 2013	4/3

“Annualized Consolidated Interest Expense” means, for each Rolling Period ending on or prior to September 30, 2013, the product of (a) the Borrower’s actual Consolidated Interest Expense for such Rolling Period multiplied by (b) the factor set forth for such Rolling Period in the grid below:

Rolling Period Ending	Factor
March 31, 2013	4
June 30, 2013	2
September 30, 2013	4/3

“Anti-Terrorism Law” has the meaning assigned to such term in Section 7.26(a).

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the grid below based upon the current Consolidated Total Leverage Ratio then in effect:

Consolidated Total Leverage Ratio	Eurodollar Loans	ABR Loans	Commitment Fee Rate
Less than 2.50 to 1.00	2.00%	1.00%	0.375%
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	2.25%	1.25%	0.375%
Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	2.50%	1.50%	0.375%
Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	2.75%	1.75%	0.500%
Greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00	3.00%	2.00%	0.500%
Greater than or equal to 4.50	3.25%	2.25%	0.500%

Each change in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall become effective on and after the date on which financial statements or a compliance certificate, as applicable, is delivered to the Lenders pursuant to Sections 8.01(a), (b) or (d) and shall remain in effect until the next change to be effected pursuant to this paragraph; provided, however, that (x) if at any time the Borrower fails to deliver any financial statements or a compliance certificate required by Sections 8.01(a), (b) or (d), as applicable, then the “Applicable Margin” means the rate per annum set forth on the grid when the Consolidated Total Leverage Ratio is at its highest level and (y) for the period from the Effective Date until the date that the Financial Statements and Compliance Certificate required pursuant to Sections 8.01(b) or (d), as appropriate, are delivered to the Administrative Agent for the fiscal quarter ending March 31, 2013, the Consolidated Total Leverage Ratio shall, for purposes of this definition, be deemed to be greater than or equal to 4.50 to 1.00.  In the event that any financial statement or compliance certificate delivered pursuant to Sections 8.01(a), (b) or (d) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (c) pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.01.  The preceding sentence is in addition to rights of the Administrative Agent and Lenders with respect to Sections 3.02(c) and 10.01 and other of their respective rights under this Agreement.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment (or, if the Commitments have terminated or expired, the percentage of the aggregate Revolving Credit Exposures represented by such Lender’s Revolving Credit Exposure at such time); provided that in the case of Section 4.04 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitments) represented by such Lender’s Commitment (or, if the Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments (and disregarding any Defaulting Lender’s unfunded Commitment based on the Commitments most recently in effect) at the time of determination).

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person whose (or whose credit support provider’s) long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC, in its capacities as the sole lead arranger and sole bookrunner hereunder.

“Asset Sale” means any sale, transfer, assignment, conveyance or other disposition by the Borrower or any Subsidiary to any Person (including by way of redemption by such Person) of any Property (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding (a) dispositions resulting from Casualty Events, and (b) sales and other dispositions of Property pursuant to Sections 9.11(a)-(e).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(a)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability” means the aggregate Commitments minus the aggregate Revolving Credit Exposures.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Bonnie View Fractionator” means the fractionator near Bonnie View, Texas associated with the Woodsboro Processing Plant having an initial design capacity of 11,500 barrels per day.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in San Francisco, California or Dallas, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all expenditures and costs that are capitalized on the balance sheet of such Person in accordance with GAAP, exclusive of, with respect to each Loan Party, expenditures and costs incurred by such Loan Party to the extent that an unaffiliated third Person has provided such Loan Party with funds to pay such expenditures and costs prior to incurrence.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries.

“Change in Control” means:

(a)           the Sponsor and its Affiliates, collectively, shall cease to beneficially own and control, directly or indirectly, Equity Interests in the General Partner representing a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the General Partner;

(b)           the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Existing Borrower, the Sponsor, and their Affiliates of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

(c)           the General Partner shall cease to be the sole general partner of the Borrower, with substantially the same (or more expansive) powers to manage the Borrower as are granted to the General Partner under the Organization Documents of the Borrower as of the Effective Date;

(d)           the Borrower shall cease to beneficially own and control, directly or indirectly, all of the Equity Interests in each of the other Loan Parties; or

(e)           within any period of twelve (12) consecutive calendar months, individuals who were neither (i) members of the board of managers, or similar governing body, of the General Partner on the first day of such period, (ii) persons who were appointed or nominated by such persons, nor (iii) persons who were appointed or nominated by the Sponsor (or an Affiliate of the Sponsor) shall constitute a majority of the members of the board of managers, or similar governing body, of the General Partner.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all Property of the Loan Parties that is secured by a Lien under one or more Security Instruments.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 or Section 2.08 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(a).  The initial amount of each Lender’s Commitment is set forth on

Annex I hereto or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of the Lenders’ Commitments on the Effective Date is $350,000,000.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin.”

“Consolidated EBITDA” means, for any period of determination, the sum of (without duplication, and without giving effect to any extraordinary losses or gains or any interest income during such period) the following determined on a consolidated basis: (a) Consolidated Net Income during such period plus (b) to the extent deducted in determining Consolidated Net Income in such period: (i) income tax expense, (ii) franchise tax expense (including Texas margin tax expense), (iii) Consolidated Interest Expense, (iv) amortization, depreciation and other noncash and nonrecurring items during such period, and (v) fees, costs and expenses incurred in connection with the negotiation, documentation, closing and consummation of Permitted Acquisitions in an aggregate amount not to exceed $2,000,000 for any Permitted Acquisition, plus (c) the aggregate Specified Projects EBITDA Adjustments during such period; provided that the aggregate Specified Projects EBITDA Adjustments shall not exceed fifteen percent (15%) of the Consolidated EBITDA for such period prior to giving effect to any Specified Projects EBITDA Adjustments for such period; provided, further, that if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then Consolidated EBITDA shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.  All calculations of Consolidated EBITDA shall be in form and substance satisfactory to the Administrative Agent.

“Consolidated Interest Coverage Ratio” means, for any period of determination, the ratio of (a) Consolidated EBITDA (or Annualized Consolidated EBITDA, in the case of the Rolling Periods ending on or prior to September 30, 2013) divided by (b) Consolidated Interest Expense (or Annualized Consolidated Interest Expense, in the case of Rolling Periods ending on or prior to September 30, 2013).

“Consolidated Interest Expense” means, for any period of determination, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Subsidiaries for such period as determined in accordance with GAAP, including: (a) amortization of debt discount, (b) capitalized interest, and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP; provided that interest expense attributable to amortization of financing costs paid in cash prior to January 1, 2013 shall be excluded from “Consolidated Interest Expense”.

“Consolidated Net Income” means, for any period of determination, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person, other than a Loan Party, in which the Borrower or any Consolidated Subsidiary has an interest, except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary non-cash gains or losses during such period, and (e) any gains or losses attributable to writeups or writedowns of assets; provided, further, that if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then Consolidated Net Income shall be calculated, which calculation shall be in form and substance satisfactory to the Administrative Agent, after giving pro forma effect to such acquisition, disposition or redesignation, as if such acquisition, disposition or redesignation had occurred on the first day of such period.

“Consolidated Senior Secured Indebtedness” means, on any date, all Consolidated Total Funded Indebtedness on such date that is not Subordinated Indebtedness and that is secured by a Lien on any Property of the Borrower or any Subsidiary.

“Consolidated Senior Secured Leverage Ratio” means, for any period of determination, the ratio of Consolidated Senior Secured Indebtedness as of the last day of the fiscal quarter for which such determination is being made divided by Consolidated EBITDA (or Annualized Consolidated EBITDA, in the case of the Rolling Periods ending on or prior to September 30, 2013) for the Rolling Period ending on the last day of such fiscal quarter.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.  For the avoidance of doubt, “Consolidated Subsidiaries” does not include Excluded Subsidiaries.

“Consolidated Total Funded Indebtedness” means, at any date, without duplication, the sum of (a) all obligations of the Borrower and its Consolidated Subsidiaries for borrowed money, including, but not limited to, senior bank Indebtedness, senior notes and subordinated Indebtedness, (b) all obligations of the Borrower and its Consolidated Subsidiaries under Capital Leases, (c) all obligations of the Borrower and its Consolidated Subsidiaries with respect to each outstanding standby letter of credit with a termination date of more than seventy-five (75) days after the date on which it was issued (but excluding any obligations under any such standby letter of credit that is issued for the account of the Borrower or any of its Subsidiaries in the ordinary course for purchases or transportation of natural gas by such Person(s) and which standby letter of credit has a termination date of one year or less after the date on which such standby letter of credit was issued), and (d) all contingent obligations of the Borrower and its Consolidated Subsidiaries with respect to the Indebtedness described in clauses (a), (b) and (c).

“Consolidated Total Leverage Ratio” means, for any period of determination, the ratio of Consolidated Total Funded Indebtedness as of the last day of the fiscal quarter for which such determination is being made divided by Consolidated EBITDA (or Annualized Consolidated

EBITDA, in the case of the Rolling Periods ending on or prior to September 30, 2013) for the Rolling Period ending on the last day of such fiscal quarter.

“Consolidated Unadjusted EBITDA” means, for any period of determination, Consolidated EBITDA prior to giving effect to (a) any amounts added to Consolidated Net Income in the calculation of Consolidated EBITDA pursuant to clause (v) of the definition thereof and (b) any Specified Projects EBITDA Adjustments for In Process Specified Projects for such period.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement dated as of November 7, 2012, among the Existing Borrower, Southcross Operating, the General Partner, and the Borrower.

“Contribution Documents” means, collectively, the Contribution Agreement and all agreements, conveyance documents, instruments, assignments, and certificates delivered pursuant to the Contribution Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Embargoed Person” has the meaning assigned to such term in Section 9.22.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, spill or response plan, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA or (f) any other event or condition which could reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means:  (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, interest owners’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising by operation of law in the ordinary course of business or incident to the operation and maintenance of Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) Liens arising solely by virtue of customary deposit account agreements with the creditor depositary institution or any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution or any other Person (other than the Secured Parties pursuant to the Security Instruments); (e) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations affecting, and minor irregularities or deficiencies in title to, any real Property of the Borrower or any Subsidiary that do not secure Indebtedness and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety, appeal and supersedeas bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, obligations in respect of workers’ compensation, unemployment insurance or other forms of government benefits or insurance and other obligations of a like nature incurred in the ordinary course of business; (g) Liens, titles and interests of lessors of property leased by such lessors to the Borrower or any Subsidiary, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Borrower’s or such Subsidiary’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which the Borrower’s or such Subsidiary’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of the Borrower or any Subsidiary and do not encumber property of the Borrower or any Subsidiary other than the property that is the subject of such leases; (h) Liens, titles and interests of licensors of software and other intangible property licensed by such licensors to the Borrower or any Subsidiary, restrictions and prohibitions on encumbrances and transferability with respect to such property and the Borrower’s or such Subsidiary’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such property and to which the Borrower’s or such Subsidiary’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of the Borrower or any Subsidiary and do not encumber property of the Borrower or any Subsidiary other than the property that is the subject of such licenses; and (i) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced.  Any Lien described in clauses (a) through (d) shall remain an “Excepted Lien” only for so long as (A) the appropriate Loan Party shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien, (B) the appropriate Loan Party shall maintain adequate reserves related to such Lien to the extent required by GAAP, and (C) such Lien shall in all respects be subject and subordinate in priority to the Liens created and evidenced by the Security Instruments, except if and to the extent that the Governmental Requirements creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Liens created and evidenced by the Security Instruments; provided that no intention to subordinate the first priority Liens granted in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Instruments is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excess Cash” means the amount, if any, that (a) the sum of (i) the Borrower’s and the other Loan Parties’ cash on hand plus (ii) the aggregate amount of the Borrower’s and the other Loan Parties’ Investments of the types described in clauses (c), (d), (e) and (f) of Section 9.05 exceeds (b) the aggregate amount of the Borrower’s accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services that are greater than ninety (90) days past the later of the date of invoice or the scheduled payment date unless such accounts payable, expenses or liabilities or other obligations are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

“Excluded Subsidiary” means (a) any Person designated on the Effective Date as such on Schedule 7.14 or that the Borrower has designated in writing to the Administrative Agent to be an Excluded Subsidiary pursuant to Section 8.15(a), and which has not been redesignated a Loan Party pursuant to Section 8.15(b), and (b) any Subsidiary of an Excluded Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.03(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c), and (d) any United States federal withholding taxes imposed by FATCA.

“Executive Order” has the meaning assigned to such term in Section 7.26(a).

“Existing Letters of Credit” means, collectively, letters of credit issued under the Existing Credit Agreement and outstanding as of the Effective Date, which “Existing Letters of Credit” are listed on Annex II hereto.

“FATCA” means sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means collectively, (a) the commitment letter dated October 2, 2012, among the Existing Borrower, Wells Fargo, and the Arranger, and (b) the fee letter dated as of the date hereof, among the Existing Borrower, the Borrower, and Wells Fargo.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower or of the General Partner acting on behalf of the Borrower.

“Financial Statements” has the meaning assigned to such term in Section 7.04(a).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies, such as the European Union or the European Central Bank).

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantors” means, collectively, (a) the Subsidiaries listed on Schedule 7.14, and (b) each other Subsidiary that guarantees the Secured Obligations pursuant to Section 8.14(a).  For the avoidance of doubt, “Guarantors” does not include Excluded Subsidiaries.

“Guaranty and Collateral Agreement” means an amended and restated agreement executed by the Guarantors in substantially the form of Exhibit E granting and confirming security interests in certain Collateral and unconditionally guarantying on a joint and several basis, payment of the Secured Obligations, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including:  (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business if and to the extent that such trade accounts payable are not past due by more than sixty (60) days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established to the satisfaction of the Administrative Agent or are subject to an offset in favor of such Person as a result of accounts receivable owed to such Person; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person, provided, however, that the amount of such Indebtedness of any Person described in this clause (f) shall, for purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness or (ii) the fair market value of the Property encumbered, as determined by the Administrative Agent in its reasonable discretion; (g) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (i) obligations to pay for electricity, natural gas, other Hydrocarbons and other commodities under contracts having an initial term in excess of one (1) year even if such electricity, natural gas, other Hydrocarbons, and other commodities are not actually taken, received or utilized by such Person; (j) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; and (k) Disqualified Capital Stock.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Information” has the meaning assigned to such term in Section 12.11.

“In Process Specified Project” has the meaning assigned to such term in the definition of “Specified Projects EBITDA Adjustment” set forth in this Section 1.02.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means Wells Fargo, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” means, at any time, $75,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued (or deemed issued) pursuant to this Agreement, including, without limitation, Existing Letters of Credit.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative

Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidity” means, as of any date, the sum of (a) Availability on such date (but only to the extent that (i) the Borrower is permitted to borrow such amount under the terms of this Agreement including, without limitation, Section 6.02 hereof, and (ii) if such amounts were borrowed, the Borrower would be in pro forma compliance (as set forth in Section 1.05(c)) with all applicable covenants set forth in Section 9.01 hereof) plus (b) the amount of Excess Cash on such date.

“Loan” means a loan made to the Borrower pursuant to Section 2.01(a).

“Loan Documents” means, collectively, this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Fee Letter, and the Security Instruments.

“Loan Parties” means, collectively, the Borrower and the Guarantors.  For the avoidance of doubt, “Loan Parties” does not include Excluded Subsidiaries.

“Long Term LC” means a Letter of Credit with an expiration date that is after the date that is one year following the date such Letter of Credit is issued.

“Long Term LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Long Term LCs at such time plus (b) the aggregate amount of all LC Disbursements in respect of Long Term LCs that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Long Term LC Sublimit” means, at any time, $10,000,000.

“Material Acquisition” means any Permitted Acquisition that satisfies each of the following criteria:

(a)                                 such acquisition is consummated on or after April 1, 2013;

(b)                                 such acquisition occurs prior to the Borrower’s exercise of the Permitted Notes Covenant Option; and

(c)                                  such acquisition involves a purchase price (without giving effect to any earn-out payments or other contingent consideration) of not less than $50,000,000.

“Material Adverse Change” means any circumstance or event that has had a Material Adverse Effect.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on, or a material impairment of (a) the business, operations, Property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Contracts” means, collectively, each Material Gathering Contract and each Material Gas Sales Contract.

“Material Gas Sales Contract” means each gas sales contract entered into by a Loan Party that provides for aggregate payments to such Loan Party during any fiscal year of such Loan Party in excess of $5,000,000, as determined on a gross margin basis based upon weighted average gas purchase price as determined for the system in question.

“Material Gathering Contract” means each gathering or processing contract entered into by a Loan Party that provides for aggregate payments to such Loan Party during any fiscal year of such Loan Party in excess of $5,000,000, as determined on a gross margin basis.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Hedging Termination Value.

“Maturity Date” means November 7, 2017.

“Mechanicsburg Gathering Contract” means that certain Gas Gathering Agreement between the Mechanicsburg LLC and EOG Resources, Inc., dated as of January 29, 2009.

“Mechanicsburg LLC” means Southcross Delta Pipeline LLC, a Delaware limited liability company, formerly named SWE Mississippi Pipeline, LLC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means each mortgage, deed of trust or any other document creating and evidencing a Lien on real or immovable Property and other Property in favor of the Secured Parties, which shall be in a form reasonably satisfactory to the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with the Loan Documents.

“Mortgaged Property” means any real Property owned by the Borrower or any of its Subsidiaries that is subject to a Mortgage.

“Net Cash Proceeds” means (a) for any Recovery Event requiring a repayment of Loans pursuant to Section 3.04(b)(iii), the gross cash proceeds (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from such Recovery Event, net of attorneys’ fees, accountants’ fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Recovery Event (other than any Lien pursuant to a Security Instrument) and other customary fees and expenses actually incurred in connection therewith, and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (b) for the IPO, the gross cash proceeds received from the IPO, net of those attorneys’ fees, finder’s fees, financial advisory fees, accounting fees, underwriting fees, discounts and commissions, investment banking fees, recording fees, filing fees, and other customary fees and expenses (including, without limitation, printing and related expenses) actually incurred in connection therewith and paid in cash at the closing of the Transactions.

“Net Sale Proceeds” means for any sale or other disposition of Property pursuant to an Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (a) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (b) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than the Secured Obligations) which is permitted hereunder and which is secured by the respective Property which was sold or otherwise disposed of, (c) the estimated net marginal increase in income taxes which will be payable by the Borrower or any Subsidiary with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition, and (d) the amount of all reserves required to be maintained by the Borrower or any Subsidiary in accordance with GAAP for any potential indemnity obligations that may be required to be made by the Borrower or any Subsidiary of as a result of such Asset Sale; provided, however, that (i) such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Lenders a certificate signed by a Responsible Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than thirteen (13) months following the date of the respective Asset Sale), the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Borrower or any Subsidiary shall constitute Net Sale Proceeds on such date received by the Borrower and/or any Subsidiary from such Asset Sale, and (ii) at such time as the Borrower and the Subsidiaries are no longer required to maintain any indemnity reserves in accordance with GAAP as a result of any Asset Sale, the amount (if any) by which such reserved amount in respect of such Asset Sale exceeds the actual amount of indemnity payments made by the Borrower or any Subsidiary for which such reserves were required to be maintained in respect of such Asset Sale shall constitute Net Sale Proceeds at such time.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” has the meaning assigned to such term in Section 7.26(b)(v).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in Section 12.04(d)(i).

“Partnership Agreement” means that certain First Amended and Restated Limited Partnership Agreement of the Borrower dated as of November 7, 2012, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Acquisition” means any Investment in a joint venture or any other acquisition of Equity Interests or assets of a Person meeting each of the following conditions:

(a)           no Default or Event of Default exists or results therefrom;

(b)           the joint venture or target is engaged in, or the acquired assets are useful in, the line of business in which the Borrower and the Subsidiaries are engaged in on the Effective Date;

(c)           after giving effect to such transaction (and any debt incurred in connection therewith):

(i)                                     the Borrower’s Liquidity is not less than $20,000,000; and

(ii)           the Borrower is in pro forma compliance (as set forth in Section 1.05(c)) with all applicable covenants set forth in Section 9.01 hereof;

(d)           the Administrative Agent shall have received not less than 15 Business Days’ prior notice of such Investment, which notice shall include (i) such pro forma financial statements that the Administrative Agent may be reasonably request and that demonstrate compliance with the foregoing clause (c) and (ii) copies of the material agreements relating to such Investment;

(e)           such acquisition shall be consensual, shall have been approved by the target’s board of directors (or comparable governing body) and shall be consummated in compliance with all applicable Governmental Requirements; and

(f)            the Borrower shall deliver, or cause each applicable Subsidiary to deliver, such Security Instruments and other documents as required pursuant to, and prior to the deadlines set forth in, Section 8.14.

“Permitted Note Indebtedness” means Indebtedness of the Borrower and/or any of its Subsidiaries resulting from the issuance by such parties of senior unsecured notes; provided that (a) such Indebtedness does not mature or require any scheduled payments of the principal amount thereof prior to the date that is one year after the Maturity Date in effect on the date of such Permitted Note Indebtedness issuance, (b) such Indebtedness bears no greater than a market interest rate as of the time of its issuance or incurrence (as determined in good faith by the Borrower), (c) no indenture or other agreement governing such Indebtedness contains (i) maintenance financial covenants or (ii) covenants or events of default that, taken as a whole, are more restrictive on the Borrower and its Subsidiaries than those contained in this Agreement are on the Borrower and its Subsidiaries, (d) after giving effect to the issuance or incurrence of such Indebtedness on a pro forma basis, the Borrower shall be in compliance (as set forth in Section 1.05(c)) with all applicable covenants set forth in Section 9.01, and (e) no Default or Event of Default exists at the time of or after giving effect to the issuance or incurrence of such Indebtedness.

“Permitted Notes Covenant Option” means a one-time option of the Borrower, exercisable in accordance with Section 9.01 hereof contemporaneously with the issuance of Permitted Note Indebtedness by the Borrower or a Subsidiary, to elect to be subject to the financial covenants set forth in Section 9.01(a)(ii) and Section 9.01(b) hereof in lieu of the financial covenant set forth in Section 9.01(a)(i) hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in San Francisco, California; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Projected Capacity” means, with respect to any Specified Project, the Borrower’s good faith estimate of the production and/or revenue capacity of such Specified Project in the first certificate delivered pursuant to Section 8.01(d) to the Administrative Agent that includes the first calculation of pro forma Specified Project EBITDA for such Specified Project, which estimate may be subsequently changed by the Borrower in accordance with Section 8.01(m).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including, without limitation, cash, securities, accounts, contract rights and, with respect to any Person, Equity Interests or other ownership interests of any other Person), whether now in existence or owned or hereafter acquired.

“Purchase Money Indebtedness” means Indebtedness, the proceeds of which are used to finance the acquisition, construction, installation, transport and/or improvement of inventory, equipment or other Property in the ordinary course of business.

“Recently Completed Specified Project” has the meaning assigned to such term in the definition of “Specified Projects EBITDA Adjustment” set forth in this Section 1.02.

“Recovery Event” means the receipt by the Borrower or any Subsidiary of any cash insurance proceeds or condemnation awards payable by reason of a Casualty Event.

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness.  “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned to such term in Section 12.04(c).

“Registration Statement” means the Form S-1 Registration Statement File No. 333-180841 filed by Borrower with the SEC on April 20, 2012, in connection with the IPO, as amended prior to the Effective Date.

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned to such term in Section 8.11(a).

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, at least two (2) Lenders having greater than fifty percent (50%) of the aggregate Commitments; and at any time while any Loans or LC Exposure is outstanding, at least two (2) Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(d)); provided that the Commitments and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower or of the General Partner acting on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Rolling Period” means (a) for each of the fiscal quarters ending on March 31, 2013, June 30, 2013, and September 30, 2013, the period commencing on January 1, 2013 and ending on the last day of such fiscal quarter, and (b) for the fiscal quarter ending on December 31, 2013 and for each subsequent fiscal quarter, the period of four (4) consecutive fiscal quarters ending on the last day of such fiscal quarter.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Scheduled Completion Date” means, with respect to any Specified Project, the date indicated as the Borrower’s good faith estimate of the scheduled date of the completion of such Specified Project in the first certificate delivered pursuant to Section 8.01(d) to the Administrative Agent that includes the first calculation of pro forma Specified Project EBITDA for such Specified Project, which date may not be subsequently changed by the Borrower.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Hedging Agreement” means any Hedging Agreement of the Borrower or any Subsidiary with a Secured Hedging Agreement Counterparty.

“Secured Hedging Agreement Counterparty” means any Person that is a party to a Hedging Agreement with the Borrower or any Subsidiary that enters into such Hedging Agreement while such Person is or before such Person becomes a Lender or an Affiliate of a Lender, but if such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, such Person shall no longer be a Secured Hedging Agreement Counterparty.

“Secured Obligations” means any and all obligations of and amounts owing or to be owing (including interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, any of its Subsidiaries or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by the Borrower, any Subsidiary or any other Loan Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank, any trustee or any Lender under any Loan Document; (b) to any Secured Hedging Agreement Counterparty under any Secured Hedging Agreement; (c) to any Treasury Management Counterparty under any Treasury Management Agreement; and (d) all renewals, extensions and/or rearrangements of any of the above.

“Secured Parties” means, collectively, the Administrative Agent, each Issuing Bank, each Lender, each Secured Hedging Agreement Counterparty and each Treasury Management Counterparty.

“Security Instruments” means the Guaranty and Collateral Agreement, the Mortgages, the other agreements, instruments or certificates described or referred to in Schedule 1.02(a), and any and all other agreements, instruments, consents, or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Hedging Agreements, Treasury Management Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Secured Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Solvent” means, with respect to any Person as of any date, that (a) the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination,

greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, (b) as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature, and (c) as of such date, such Person does not have unreasonably small capital given the nature of its business.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified IPO Transactions” means each of the transactions consummated in connection with the first underwritten public offering by Borrower of its Equity Interests substantially concurrently with the Effective Date, pursuant to the Partnership Agreement, the Contribution Documents and the Registration Statement including, without limitation, those transactions set forth on Schedule 1.02(b).

“Specified Projects” means (a) the projects identified in Schedule 1.02(c)(1) and (b) certain other projects of the Loan Parties (other than projects of any other Person, including, without limitation, any joint venture) (i) that have Capital Expenditures attributable thereto in excess of $5,000,000, (ii) that are identified in the certificate to be delivered pursuant to Section 8.01(d), and (iii) for which the Borrower has provided to the Administrative Agent, not less than thirty (30) days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the first fiscal quarter for which the Borrower desires to commence inclusion of a Specified Projects EBITDA Adjustment with respect to such project, information, as applicable, in each case in form and substance satisfactory to the Administrative Agent in its reasonable discretion, regarding (A) enforceable minimum revenue contracts that have been entered into with unaffiliated third parties and the ability of counterparties and third parties to perform under such enforceable minimum revenue contracts, (B) projected revenues from such enforceable minimum revenue contracts, other contracts or negotiated settlements, as the case may be, (C) projected capital costs and projected operating and general administrative expenses of such project, and (D) any other aspect of such project as the Administrative Agent may reasonably request.

“Specified Projects EBITDA Adjustment” means the amount that may be added to Consolidated Net Income in the calculation of Consolidated EBITDA (or, in the case of each Rolling Period ending on or prior to September 30, 2013, the amount that may be included in the calculation of Annualized Consolidated EBITDA) attributable to a particular Specified Project as set forth in this definition, whether completed or in process.  When calculating such amount,

(a)          for any Specified Project for which the Actual Completion Date occurred on or after the first day of the applicable Rolling Period, but at least thirty (30) days prior to the last day of such Rolling Period (a “Recently Completed Specified Project”), the Specified Project EBITDA Adjustment for such Recently Completed Specified Project shall be equal to: (i) the actual Consolidated EBITDA attributable to such Recently Completed Specified Project following the Actual Completion Date, divided by (ii) the number of days in such Rolling

(1)  Schedule 1.02(c) to list the Bee Line Project.

Period following the Actual Completion Date, multiplied by (iii) the number of days in such Rolling Period prior to the Actual Completion Date; and

(b)          for any Specified Project where construction has begun but the Actual Completion Date has not occurred or for which the Actual Completion Date has occurred but a full thirty (30) days has not elapsed since such Actual Completion Date (an “In Process Specified Project”), Consolidated EBITDA for any period attributable to such In Process Specified Project will reflect the projected Consolidated EBITDA related to such In Process Specified Project for the first full four-fiscal quarter period following the Scheduled Completion Date based on (i) the difference between enforceable minimum revenue, as determined by such In Process Specified Project’s Projected Capacity, and projected operating and general administrative expenses of such In Process Specified Project (such projected annual Consolidated EBITDA as calculated based on this clause (i), the “Specified Project Projected EBITDA”), multiplied by (ii) the ratio of actual Capital Expenditures spent through such period on such In Process Specified Project relative to the total expected Capital Expenditures for the completion of such In Process Specified Project, such amounts, in each case, approved by the Administrative Agent in its reasonable judgment; provided that the Specified Project Projected EBITDA attributable to such In Process Specified Project for the fiscal quarter in which such In Process Specified Project’s Actual Completion Date occurs shall be calculated net of any actual Consolidated EBITDA attributable to such In Process Specified Project.  The contribution of a Specified Project to the Specified Projects EBITDA Adjustment shall be reduced in future periods if such Specified Project is not completed by, or if the estimated date by which such construction to be completed is beyond, a date that is more than 90 days beyond the Scheduled Completion Date for such Specified Project, such reduction to be reflected in the next certificate to be delivered pursuant to Section 8.01(d) to the Administrative Agent on or after the date such Specified Project is not so completed or it is determined that such Specified Project will not be so completed and to be in an amount equal to the product of (x) the applicable percentage reduction rate relating to the number of days of delay as set forth below and (y) the amount of the Specified Projects EBITDA Adjustment attributable to such Specified Project:

Delay or Estimated Delay, whichever is greater	Applicable Percentage Reduction Rate
> 90 days but < 180 days	25%
> 180 days but < 270 days	50%
> 270 days	100%

; and

(c)           the Specified Projects EBITDA Adjustments attributable to Recently Completed Specified Projects and to In Process Specified Projects shall each be reduced on a pro rata basis (based on the relative percentages of the total Specified Projects

EBITDA Adjustments represented by Recently Completed Specified Projects and In Process Specified Projects, as applicable) to the extent necessary so that the aggregate Specified Projects EBITDA Adjustments shall not exceed fifteen percent (15%) of the Consolidated EBITDA for such period prior to giving effect to any Specified Projects EBITDA Adjustments for such period            .

“Specified Project Projected EBITDA” has the meaning assigned to such term in the definition of “Specified Projects EBITDA Adjustment” set forth in this Section 1.02.

“Sponsor” means Charlesbank Equity Fund VI, Limited Partnership, a Massachusetts limited partnership.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Transaction” has the meaning assigned to such term in Section 1.05(c).

“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Loan Parties subordinated in right and time of payment to the Secured Obligations and containing such other terms and conditions, in each case as are satisfactory to the Administrative Agent.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by (i) another Person, (ii) one or more of such other Person’s Subsidiaries, or (iii) collectively, such other Person and one or more of such other Person’s Subsidiaries, and (b) any partnership of which such other Person or any of such other Person’s Subsidiaries is a general partner.  Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower. Notwithstanding anything to the contrary set forth herein, the term “Subsidiary” does not include any Excluded Subsidiaries.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (a) the Maturity Date and (b) the date of termination of the Commitments.

“Transactions” means with respect to (a) the Borrower, the Specified IPO Transactions and the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof (including, without limitation, to refinance the Existing Indebtedness), the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Collateral pursuant to the Security Instruments, and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document and Contribution Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guaranty and Collateral Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of Collateral under the Security Instruments, and the grant of Liens by such Guarantor on Collateral pursuant to the Security Instruments.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, auto-borrow, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services provided by a Treasury Management Counterparty for the benefit of the Borrower or a Subsidiary.

“Treasury Management Counterparty” means each Lender or Affiliate of a Lender that enters into a Treasury Management Agreement; provided that if such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, such Person shall no longer be a Treasury Management Counterparty.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“USA Patriot Act” has the meaning assigned to such term in Section 12.16.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(f).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower and/or one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Woodsboro Processing Plant” means the gas processing plant located in Refugio County, Texas, owned by Southcross Energy GP LLC.

Section 1.03          Types of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”), and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.04          Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law or regulation shall be construed, unless otherwise specified, as referring to such law or regulation as amended, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05          Accounting Terms and Determinations; GAAP; Pro Forma Compliance.

(a)           Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which Financial Statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

(b)           Notwithstanding GAAP or anything in this Agreement to the contrary, for the purposes of calculating the ratios that are the subject of Section 9.01 hereof and the components of each of them, all Excluded Subsidiaries (including the assets, liabilities, income, losses, cash flows and elements thereof) shall be excluded, except that any dividends or distributions actually paid in cash by any Person to the Borrower or any other Loan Party shall be deemed to be income to the Borrower or such other Loan Party, as applicable, when received by it whether or not constituting income in accordance with GAAP.

(c)           For purposes of determining hereunder whether the Borrower is in pro forma compliance with its applicable financial covenants contained in Section 9.01 hereof after the occurrence of a certain event (a “Subject Transaction”), in all cases such calculation shall be based on the financial information for the most recent Rolling Period for which financial information has been delivered to the Administrative Agent pursuant to Sections 8.01(a) or (b), and calculated as if such Subject Transaction had occurred on the first day of such applicable period.  For the purposes of the definition of “Permitted Note Indebtedness” (but only in the event that the Borrower exercises the Permitted Notes Covenant Option) and the definition of “Permitted Acquisition” (but only in the event that such Permitted Acquisition is a Material Acquisition and the Borrower elects to temporarily increase the maximum Consolidated Total Leverage Ratio pursuant to Section 9.01), the covenants (and levels thereof) that must be complied with are those that will be in effect as of the last day of the quarter in which such Permitted Note Indebtedness is incurred or such Material Acquisition is consummated, as applicable.  For all other purposes hereunder, the covenants (and levels thereof) that must be complied with are those that were in effect as of the last day of the fiscal quarter most recently ended prior to such Subject Transaction.

ARTICLE II
The Credits

Section 2.01          Commitments.

(a)           Revolving Loan Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make revolving loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

(b)           Reallocation of Loans.  After giving effect to this Agreement and any Loans made on the Effective Date, (i) each Lender who holds Loans in an aggregate amount less than its Applicable Percentage (after giving effect to this Agreement) of all Loans shall advance new Loans that shall be disbursed to the Administrative Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Applicable Percentage of Loans, (ii) each Lender’s participation in each Letter of Credit, if any, shall be automatically adjusted to equal its Applicable Percentage (after giving effect to this Agreement), and (iii) such other adjustments shall be made as the Administrative Agent shall specify so that each Lender’s Revolving Credit Exposure equals its Applicable Percentage (after giving effect to this Agreement) of the aggregate Loans of all Lenders.  For the avoidance of doubt, payments effected between or among the Lenders pursuant to this Section 2.01(b) shall not be subject to the provisions of Sections 3.04(a) and (b)

Section 2.02          Loans and Borrowings.

(a)           Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Types of Loans.  Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e).  Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of four (4) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)           Notes.  The Loans made by each Lender, if requested by such Lender, shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Commitment, and otherwise duly completed.  In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 2.08, Section 12.04(a) or otherwise), if requested by such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Commitment, as applicable, after giving effect to such increase or decrease, and otherwise duly completed.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its applicable Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03          Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Central time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11.a.m., Central time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or e-mail to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)           the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Borrowing Request shall constitute a representation that (a) the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments, and (b) each condition precedent set forth in Section 6.02 has been satisfied with respect to such Borrowing.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04          Interest Elections.

(a)           Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or e-mail to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)           Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Sections 2.04(c)(ii) and (iii) shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)           Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05          Funding of Borrowings.

(a)           Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Central time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Dallas, Texas and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)           Funding by the Lenders; Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06          Termination and Reduction of Commitments.

(a)           Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.  If at any time the Commitments are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)           Optional Termination and Reduction of Commitments.

(i)            The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (A) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(b)(i), the total Revolving Credit Exposures would exceed the total Commitments.

(ii)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.

(c)           Termination and Reductions of Commitments.  Any termination or reduction of the Commitments shall be permanent and may not be reinstated except pursuant to Section 2.08 hereof.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07          Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder, if, after giving effect to such issuance, amendment, renewal or extension, the LC Exposure would exceed the LC Commitment, the Long Term LC Exposure would exceed the Long Term LC Sublimit, or the total Revolving Credit Exposures would exceed the total Commitments.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  The Existing Letters of Credit shall be deemed to have been issued hereunder as of the Effective Date.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)            requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)           specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)          specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.07(c));

(iv)          specifying the amount of such Letter of Credit;

(v)           specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit;

(vi)          specifying the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit); and

(vii)         specifying whether such Letter of Credit will be issued in the ordinary course for purchases or transportation of natural gas by the Borrower or any of its Subsidiaries (and as a result the obligations of the Borrower and its Consolidated Subsidiaries in respect of such Letter of Credit will be excluded from the calculation of Consolidated Total Funded Indebtedness).

Each notice shall constitute a representation and warranty with respect to the information set forth therein and that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (A) the LC Exposure shall not exceed the LC Commitment, (B) the Long Term LC Exposure shall not exceed the Long Term LC Sublimit, (C) the total Revolving Credit Exposures shall not exceed the total Commitments, and (D) each condition precedent set forth in Section 6.02 has been satisfied with respect to such Letter of Credit.

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c)           Expiration Date.  Each Letter of Credit (other than Long Term LCs) shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is ten (10) Business Days prior to the Maturity Date.  Each Letter of Credit with a one (1) year term may provide for the renewal thereof for additional one (1) year periods; provided that no such period shall extend beyond the date described in clause (ii) above.  Each Long Term LC shall expire at the close of business on or prior to the date that is ten (10) Business Days prior to the Maturity Date, and no Long Term LC may provide for the renewal thereof for additional periods.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.07(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.07(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or the reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Central time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Central time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Central time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Central time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.07(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.07(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.07(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.07(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.07(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.07(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans.  Interest accrued pursuant to this Section 2.07(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.07(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(a).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.07(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(b)(i), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(b)(i), the amount of such excess as provided in Section 3.04(b)(i), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i).  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.07(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its

Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(b)(i), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

Section 2.08          Optional Increase in Commitments.

(a)           The Borrower shall have the right to increase the total Commitments by obtaining additional Commitments, from one or more of the Lenders and/or one or more other lending institutions, on the condition that (i) no Lender shall be obligated to increase its Commitment, (ii) any such request for an increase shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000, (iii) the Borrower may make a maximum of two such requests, (iv) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, conditioned or delayed, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the Borrower has delivered to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, the conditions set forth in Sections 6.02(a) and (b) are satisfied.

(b)           Any amendment hereto in connection with an increase of the total Commitments pursuant to Section 2.08(a) shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and the Lender(s) being added or increasing their respective Commitment(s), as applicable, subject only to the approval of all Lenders if any such increase would cause the aggregate Commitments to exceed $450,000,000.

(c)           Within a reasonable time after the effective date of any increase in the total Commitments pursuant to Section 2.08(a), the Administrative Agent shall, and is hereby authorized and directed to, revise Annex I to reflect such increase and shall distribute such revised Annex I to each of the Lenders and the Borrower, whereupon such revised Annex I shall replace the old Annex I and become part of this Agreement.  On the Business Day following any such increase, unless all Lenders have increased their Commitments proportionately and there is no newly added Lender, the Lender(s) and/or the newly added Lender(s), as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any newly added Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Commitments.  Eurodollar Loans shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

ARTICLE III
Payments of Principal and Interest; Prepayments; Fees

Section 3.01          Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02          Interest.

(a)           ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)           Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the sum of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus (ii) the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)           Post-Default Rate.  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any other Loan Party hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d)           Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, on the Maturity Date and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03          Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Required Lenders as their cost of funds.

Section 3.04          Prepayments.

(a)           Optional Prepayments.

(i)            The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(a)(ii).

(ii)           The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or e-mail) of any prepayment hereunder (A) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Central time, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Central time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments pursuant to Section 3.04(a) shall be accompanied by accrued interest to the extent required by Section 3.02.

(b)           Mandatory Prepayments.

(i)            If, after giving effect to any termination or reduction of the Commitments pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.07(j).

(ii)           On each date on or after the Effective Date upon which the Borrower or any Subsidiary receives any cash proceeds from any Asset Sale made pursuant to Section 9.11(i), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied by the Borrower on such date as a mandatory repayment in accordance with Section 3.04(b)(iv); provided, however, that such Net Sale Proceeds shall not be required to be so applied on such date so long as no Event of Default then exists and such Net Sale Proceeds shall be used to purchase Property (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 9.06 within 180 days following the date of such Asset Sale, and provided, further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 3.04(b)(ii) are not so reinvested within such 180-day period (or such earlier date, if any, as the Borrower or relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 3.04(b)(ii) without regard to the preceding proviso.

(iii)          On each date on or after the Effective Date upon which the Borrower or any Subsidiary receives any cash proceeds from any Recovery Event, an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 3.04(b)(iv); provided, however, that so long as no Event of Default then exists, such Net Cash Proceeds shall not be required to be so applied on such date to the extent that such Net Cash Proceeds shall be used to replace or restore any Property in respect of which such Net Cash Proceeds were paid within 180 days following the date of the receipt of such Net Cash Proceeds, and provided, further, that if all or any portion of such Net Cash Proceeds are not so used within 180 days after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as the Borrower or relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 3.04(b)(iii) without regard to the proviso or the immediately preceding proviso.

(iv)          Each prepayment of Borrowings pursuant to this Section 3.04(b) shall be applied ratably to the Loans included in the prepaid Borrowings.  Each prepayment pursuant to Section 3.04(b)(i) shall be applied to any outstanding Borrowings and the LC Exposure as described in Section 3.04(b)(i).  Prepayments pursuant to Section 3.04(b) shall be accompanied by accrued interest to the extent required by Section 3.02.  Each prepayment of Borrowings pursuant to Section 3.04(b) shall be applied, first, ratably to any ABR Borrowings of then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v)           If the Borrower is required to make a mandatory prepayment of Eurodollar Borrowings under this Section 3.04, the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent.  Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto.  At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

(c)           No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

(d)           No Permanent Reduction in Commitments.  No prepayment permitted or required under this Section 3.04 shall cause, effect or result in any permanent reductions in the Lenders’ Commitments.

Section 3.05          Fees.

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.  The commitment fee shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For avoidance of doubt, the “unused amount” of the Commitment of any Lender shall be determined by subtracting such Lender’s Revolving Credit Exposure on the date of determination from such Lender’s Commitment on such date of determination.

(b)           Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank, for its own account, a fronting fee equal to 0.125% of the stated amount of each Letter of Credit payable on the date of issuance of such Letter of Credit, provided that in no event shall such fronting fee be less than $750.00 for any Letter of Credit, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, transfer, renewal or extension of any Letter of Credit or processing of drawings thereunder payable upon the effectiveness thereof.  Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 11:00 a.m., Central time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this Section 4.01 shall not be construed to apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 4.02          Payments by the Borrower; Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the

Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03          Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.07(d), Section 2.07(e), Section 4.02 or otherwise hereunder then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (a) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (b) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder, in the case of each of (a) and (b) above, in any order as determined by the Administrative Agent in its discretion.

Section 4.04          Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a);

(b)           the Commitment and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each adversely affected Lender which affects such Defaulting Lender differently than all other Lenders or all other adversely affected Lenders, as the case may be, shall require the consent of such Defaulting Lender;

(c)           if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (B) the conditions set forth in Section 6.02 are satisfied at such time; and

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(j) for so long as such LC Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 4.04(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)          if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 4.04(c), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)           if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 4.04(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) under Section 3.05(a) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d)           so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.04(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 4.01(c)(i) (and any Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Defaulting Lender to be a Defaulting Lender, then the LC Exposure of the non-Defaulting Lenders shall be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment and on such date such Defaulting Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Defaulting Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01          Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)           subject any Lender or the Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit , any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.03 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)          impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements and affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 5.01(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 365 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02          Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03          Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 5.03(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability under this Section 5.03 delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Withholding Agent (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Withholding Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Withholding Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Withholding Agent as will enable the Withholding Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A) and (f)(ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a “United States person” as defined in section 7701(a)(30) of the Code,

(A)          any Lender that is a “United States person” as defined in section 7701(a)(30) of the Code shall deliver to the Withholding Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Withholding Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Withholding Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from or reduction of, United States federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code,  (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; and

(5)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Withholding Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, or promptly notify the Withholding Agent in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This Section 5.03 shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h)           FATCA.  If a payment made to a Lender under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the

Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this Section 5.03(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 5.04          Mitigation Obligations; Replacement of Lenders.

(a)           Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04(a)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.04(b)(iv), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter, and (iv) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05          Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
Conditions Precedent

Section 6.01          Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder (exclusive of the Existing Letters of Credit) shall not become effective until the Business Day on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)           The Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).

(b)           The Borrower shall have deposited $10,000 with Vinson & Elkins L.L.P., counsel for the Administrative Agent, to be held by such counsel and applied toward payment of costs and expenses for recordation of certain Security Instruments, as provided pursuant to Section 12.03(a).  If such deposit exceeds the amount of such costs and expenses, the excess shall be returned to the Borrower.  If such deposit is less than such costs and expenses, the deficit shall be paid by the Borrower pursuant to Section 12.03(a).

(c)           The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its board of directors (or its equivalent) with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the Transactions contemplated in those documents, (ii) the officers of such Loan Party (A) who are authorized to sign the Loan Documents to which such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organization Documents of such Loan Party, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.

(d)           The Administrative Agent shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of each Loan Party.

(e)           The Administrative Agent shall have received a compliance certificate substantially in the form of Exhibit D-1, duly and properly executed by a Financial Officer and dated as of the Effective Date.

(f)            The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(g)           The Administrative Agent shall have received duly executed Notes payable to the order of each Lender that has requested a Note in a principal amount equal to its Commitment dated as of the date hereof.

(h)           The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments.  In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i)            be reasonably satisfied that the Security Instruments create (or will create, upon proper filing, recording or registration) first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) through (c) and (e) of the definition thereof, but subject to the provisos at the end of such definition) on all of the tangible and intangible Property of the Loan Parties (other than de minimis Property excluded in the Administrative Agent’s sole discretion); and

(ii)           have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Loan Parties (other than the Borrower), to the extent certificated.

(i)            The Administrative Agent shall have received an opinion of (i) Gardere Wynne Sewell LLP, special counsel to the Borrower, and (ii) local counsel in Alabama and Mississippi and any other jurisdictions requested by the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent.

(j)            The Administrative Agent shall have received certificates of insurance coverage of the Borrower and the other Loan Parties evidencing that the Borrower and the other Loan Parties are carrying insurance in accordance with Section 7.12.

(k)           The Administrative Agent shall have received a certificate of a Responsible Officer certifying that the Borrower has received all consents and approvals required by Section 7.03.

(l)            The Administrative Agent shall have received (i) the Financial Statements, and (ii) projections for the Borrower and its Consolidated Subsidiaries for each fiscal year of the Borrower through the fiscal year ending 2017, which projections shall be prepared on a quarterly basis for the first year following the Effective Date and on an annual basis for each subsequent year.

(m)          The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the Subsidiaries for Delaware, Texas, Alabama, and Mississippi, as applicable, and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(n)           The Administrative Agent shall have received appropriate termination statements, mortgage releases and such other documentation as shall be necessary to terminate, release or assign to the Administrative Agent all Liens encumbering the Properties of the Borrower and the Subsidiaries, other than Liens permitted by Section 9.03, in each case, in proper form for filing, registration or recordation in the appropriate jurisdictions.

(o)           The Administrative Agent shall have received a solvency certificate from a Financial Officer, in form and substance satisfactory to the Administrative Agent and the Lenders, certifying that after giving effect to the Transactions on the Effective Date, (i) each of the Loan Parties, on an individual basis, is Solvent, and (ii) the Loan Parties, taken as a whole, are Solvent.

(p)           Each document (including any Uniform Commercial Code financing statement) required by this Agreement or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Excepted Liens), shall be in proper form for filing, registration or recordation.

(q)           The Administrative Agent shall be satisfied in its sole discretion with the legal, corporate and capital structure of the Loan Parties on the Effective Date and after giving effect to the Transactions (including the initial funding of Loans hereunder), and the capital structure of the Borrower on the Effective Date shall not include any preferred equity.

(r)            Since December 31, 2011, no Material Adverse Change has occurred with respect to the Loan Parties, taken as a whole, or with respect to the “Loan Parties,” as defined in the Existing Credit Agreement, taken as a whole.

(s)            The Specified IPO Transactions shall have been consummated in accordance with (i) the terms and conditions of the Contribution Documents (which Contribution Documents shall be in form and substance satisfactory to the Administrative Agent), (ii) the Registration Statement, (iii) the Partnership Agreement and (iv) all Governmental Requirements.

(t)            The consummation of the Specified IPO Transactions shall have resulted in Net Cash Proceeds to the Borrower in an amount not less than $150,000,000.

(u)           The aggregate principal amount of the Loan Parties’ Indebtedness (after giving effect to Loans made on the Effective Date) of the type described in clause (a) of the definition of “Consolidated Total Funded Indebtedness” shall not exceed $150,000,000.

(v)           The Administrative Agent shall have received a certificate of a Responsible Officer certifying (i) that attached to such certificate is a true, correct, complete and fully-executed copy of the Contribution Agreement (together with all amendments thereto, if any), and (ii) that the conditions contained in clauses (s), (t), and (u) of this Section 6.01 have been satisfied.

(w)          The Administrative Agent shall have received evidence reasonably satisfactory to it that the Existing Borrower’s good faith estimated Consolidated EBITDA (as defined in the Existing Credit Agreement) for the four-quarter period ending on September 30, 2012 was not less than $39,000,000.

(x)           The Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that all Existing Letters of Credit issued in the name and on behalf of the account of the Existing Borrower pursuant to the Existing Credit Agreement have been novated in the name and on behalf of the account of the Borrower.

(y)           The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 5:00 p.m., Central time, on December 31, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02          Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)           The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date, and (ii) to the extent that any such representations and warranties are qualified by materiality, such representations and warranties shall continue to be true and correct in all respects.

(c)           The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit and related Letter of Credit Agreement in accordance with Section 2.07(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit and each acceptance of the foregoing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 6.02(a) through (c).

ARTICLE VII
Representations and Warranties

The Borrower (on behalf of itself and its Subsidiaries), and each Guarantor by its execution of a Guaranty and Collateral Agreement, represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that:

Section 7.01          Organization; Powers.  Each of the Borrower and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02          Authority; Enforceability.  The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions).  Each Loan Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03          Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or any Organization Documents of the Borrower or any Subsidiary, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement regarding Indebtedness of the Borrower or any Subsidiary or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary, (d) will not violate or result in a default under any other agreement or other instrument binding upon the Borrower or any Subsidiary, or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary, other than such violations or defaults which would not cause a Default or Event of Default hereunder, could not reasonably be expected to have a Material Adverse Effect, or do not have an adverse effect on the enforceability of any Loan Documents, and (e) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04          Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore furnished to the Lenders the Existing Borrower’s audited consolidated balance sheet and related statements of income or operations, stockholders’ equity and cash flows as of and for the fiscal year ending December 31, 2011.  Such financial statements fairly present in all material respects the financial position and results of operations and cash flows of the Existing Borrower and its consolidated subsidiaries as of such date and for such period.  The Borrower has heretofore furnished to the Lenders the Existing Borrower’s unaudited pro forma consolidated balance sheet, statements of income, Consolidated EBITDA and other operating data for the most recently ended four fiscal quarter period for which such financial statements are available, in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income, Consolidated EBITDA and other operating data (collectively, the “Financial Statements”).  Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions stated therein (which assumptions are believed by the Borrower on the date hereof and on the Effective Date to be reasonable in light of current conditions and facts then known to the Borrower), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions, and present fairly in all material respects the pro forma consolidated financial position and results of operations of the Borrower and its Consolidated Subsidiaries as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(b)           Since December 31, 2011, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)           Neither the Borrower nor any Subsidiary has, on the date hereof after giving effect to the Transactions, any Material Indebtedness (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

(d)           The projections regarding the financial performance of the Borrower and its Consolidated Subsidiaries furnished to the Lenders have been prepared in good faith by the Borrower and based upon assumptions believed by the Borrower to be reasonable at the time such projections were provided (and on the Effective Date in the case of forecasts provided prior to the Effective Date) (it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that neither the Borrower nor any Subsidiary makes any representation that such projections will be realized).

Section 7.05          Litigation.  There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, or any of their Properties (a) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (b) that involve any Loan Document or the Transactions.

Section 7.06          Environmental Matters.  Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           the Borrower and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b)           the Borrower and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Borrower or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c)           there are no claims, demands, suits, orders, inquiries, investigations, requests for information or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Law that is pending or, to the Borrower’s knowledge, threatened against the Borrower or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties;

(d)           none of the Properties of the Borrower or any Subsidiary contain or have contained any:  (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)           there has been no Release or, to the Borrower’s knowledge, threatened Release of Hazardous Materials at, on, under or from the Borrower’s or any Subsidiary’s

Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f)            neither the Borrower nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Subsidiary’s Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(g)           there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Borrower’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation, and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure; and

(h)           the Borrower has provided, or has caused its Subsidiaries to provide, to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or the Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07          Compliance with the Laws and Agreements; No Defaults.

(a)           Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound.

(c)           No Default has occurred and is continuing.

Section 7.08          Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09          Taxes.  Except as set forth on Schedule 7.09, each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed.  Each of the Borrower and its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.  No currently outstanding Tax Lien has been filed against the Borrower, any of the Subsidiaries, or any of their respective Properties, and, to the knowledge of the Borrower, no claim is being asserted against the Borrower, any of the Subsidiaries, or any of their respective Properties with respect to any such Tax or other such governmental charge.

Section 7.10          ERISA.

(a)           The Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)           Each Plan is, and has been, established and maintained in compliance with its terms, ERISA and, where applicable, the Code, except where the failure to so establish and maintain such Plan could not reasonably be expected to have a Material Adverse Effect.

(c)           No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)           Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e)           Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, with respect to which its sponsorship of, maintenance of or contribution to may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f)            Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, including a multiemployer plan as defined in section 3(37) or 4001(a)(3)

of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.11          Disclosure; No Material Misstatements.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or, when taken as a whole, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact peculiar to the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby.

Section 7.12          Insurance.  Each Loan Party has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements, including, without limitation, flood insurance, if required, with respect to any Property subjected, or required under the Loan Documents to be subjected, to a Lien pursuant to the Security Instruments, and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and of comparable size and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries.  The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies, and the Administrative Agent has been named as loss payee with respect to Property loss insurance.  No Loan Party owns any improvements situated on any Property subjected, or required under the Loan Documents to be subjected, to a Lien pursuant to the Security Instruments for which such Loan Party has not delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that (a) such Loan Party maintains flood insurance for such improvement or (b) such improvement is not located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency).

Section 7.13          Restriction on Liens.  Neither the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than (a) Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property that is the subject of such Capital Lease, (b) documents evidencing or securing Purchase Money Indebtedness creating Liens permitted by Section 9.03(c), but then only on the Property that is the subject of such Purchase Money Indebtedness, and (c) documents creating Liens which are described in clauses (g) or (h)

of the definition of “Excepted Liens”, but then only on the Property that is the subject of the applicable lease or license described in such clause (g) or (h)), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 7.14          Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders, which shall be a supplement to Schedule 7.14), the Borrower has no Subsidiaries.  Each Person on Schedule 7.14 is a Wholly-Owned Subsidiary unless otherwise identified thereon as an Excluded Subsidiary.  The Borrower has no Foreign Subsidiaries.  All of the outstanding Equity Interests of each Subsidiary has been validly issued, is fully paid, is nonassessable and has not been issued in violation of any preemptive or similar rights.  Schedule 7.14 also sets forth the holders (and percentages of ownership) of the Equity Interests in each of the Subsidiaries and lists the Excluded Subsidiaries, if any, as of the Effective Date.

Section 7.15          Location of Business and Offices.  The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Southcross Energy Partners, L.P.; and the organizational identification number of the Borrower in its jurisdiction of organization is 5138791 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(j) in accordance with Section 12.01).  The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(j) and Section 12.01(c)).

Section 7.16          Properties; Titles, Etc.

(a)           Each of the Borrower and the Subsidiaries has good and valid title to, valid leasehold interests in, or valid easements, rights of way or other property interests in all of its real and personal Property free and clear of all Liens except Liens permitted by Section 9.03.

(b)           All leases, easements, rights of way and other agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)           The rights and Properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)           The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 7.17          Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the offices, plants, gas processing plants, platforms, pipelines, improvements, fixtures, equipment, and other Property owned, leased or used by the Borrower and its Subsidiaries in the conduct of their businesses are (a) being maintained in a state adequate to conduct normal operations, (b) structurally sound with no known defects, (c) in good operating condition and repair, subject to ordinary wear and tear, (d) not in need of maintenance or repair except for ordinary, routine maintenance and repair, (e) sufficient for the operation of the businesses of the Borrower and its Subsidiaries as currently conducted, and (f) in conformity with all Governmental Requirements relating thereto.

Section 7.18          Hedging Agreements.  Schedule 7.18, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth, a true and complete list of all Hedging Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.19          Security Instruments.

(a)           Guaranty and Collateral Agreement.  The provisions of the Guaranty and Collateral Agreement are effective to create, in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all of the Collateral described therein, and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Guaranty and Collateral Agreement and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Guaranty and Collateral Agreement), the Liens created by the Guaranty and Collateral Agreement shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral covered thereby (other than such Collateral in which a Lien or a security interest cannot be perfected by filing, possession or control under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Excepted Liens, and prior and superior to all other Liens other than Excepted Liens.

(b)           Mortgages.  Each Mortgage is effective to create, in favor of the Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Mortgaged Property thereunder, subject only to Excepted Liens, and when the Mortgages are filed in the offices specified on Schedule 7.19 (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 8.12 and Section 8.14, when such Mortgage is filed in the appropriate offices), the Mortgages shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in that portion of the Mortgaged Property constituting real property and fixtures affixed or attached to such real property, in each case prior and superior in right to any other person, other than Excepted Liens.

(c)           Valid Liens.  Each Security Instrument delivered pursuant to Section 8.12 or Section 8.14, upon execution and delivery thereof, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral thereunder, and (i) when financing statements and other filings in appropriate form are filed or recorded in the appropriate offices as are required by the Guaranty and Collateral Agreement and Schedule 7.19, and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control, the Liens created by such Security Instrument will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (other than such Collateral in which a Lien or security interest cannot be perfected by filing, possession or control under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case with no other Liens except for applicable Excepted Liens.

Section 7.20          Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used to refinance the Existing Indebtedness, to provide funding for, and to pay fees and expenses in connection with, the Transactions, for permitted Capital Expenditures and permitted Investments, for general corporate, working capital, limited liability company or partnership purposes, as the case may be, of the Borrower and its Subsidiaries, and to make a distribution to the Existing Borrower on or within five (5) Business Days after the Effective Date to the extent permitted under Section 9.04(d) hereof.  The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.21          Solvency.  Each Loan Party is Solvent.  No Loan Party is planning to take any action described in Section 10.01(h) or Section 10.01(i).

Section 7.22          Common Enterprise.  Each of the Borrower and its Subsidiaries and their business operations are closely integrated with one another into a single, interdependent and collective, common enterprise so that any benefit received by any one of them from the financial accommodations provided under this Agreement will be to the direct benefit of the others.  The Borrower and its Subsidiaries intend to render services to or for the benefit of each other, to purchase or sell and supply goods to or from or for the benefit of each other, to make loans, advances and provide other financial accommodations to or for the benefit of each other and to provide administrative, marketing, payroll and management services to or for the benefit of each other (in each case, except as may be prohibited by this Agreement).

Section 7.23          Material Contracts.  Schedule 7.23 hereto contains a complete list, as of the Effective Date, of all Material Contracts of the Borrower and each Subsidiary, including all amendments thereto.  All Material Contracts are in full force and effect, neither the Borrower nor any Subsidiary is in default under any Material Contract, and to the knowledge of the Borrower and each Subsidiary after due inquiry, no other Person that is party thereto is in default under any Material Contract, except for such defaults as could not be reasonably expected to have a Material Adverse Effect.  None of the Material Contracts prohibits the transactions contemplated under the Loan Documents.  Each of the Material Contracts is currently in the name of, or has been assigned to, a Loan Party (with the consent or acceptance of each other party thereto if and to the extent that such consent or acceptance is required thereunder), each of the Material Contracts is assignable to the Administrative Agent as collateral, and each of the Material Contracts (other than the Mechanicsburg Gathering Contract) is assignable, unless waived by the Administrative Agent in its reasonable discretion, by the Administrative Agent to a reasonably acceptable transferee if an Event of Default were to occur.  The Borrower and its Subsidiaries have delivered to the Administrative Agent a complete and current copy of each of their Material Contracts existing on the Effective Date.

Section 7.24          Broker’s Fees.  Except as set forth in Schedule 7.24, no broker’s or finder’s fee, commission or similar compensation will be payable by the Borrower or any Subsidiary with respect to the Transactions.

Section 7.25          Employee Matters.  As of the Effective Date, (a) neither the Borrower nor any Subsidiary, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending or, to the knowledge of the Borrower or any Subsidiary, contemplated with respect to the employees thereof and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Borrower or any Subsidiary, and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Borrower or any Subsidiary after due inquiry, threatened between the Borrower or any Subsidiary and its respective employees.

Section 7.26          Anti-Terrorism Laws.

(a)           The Borrower is not, and to the knowledge of the Borrower, none of the Borrower’s Affiliates, officers or directors is in violation of any Governmental Requirement relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., in each case, as amended from time to time.

(b)           The Borrower is not, and to the knowledge of the Borrower, no Affiliate, officer, director, broker or other agent of the Borrower acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           No Loan Party and, to the knowledge of the Borrower, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VIII
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower (on behalf of itself and its Subsidiaries) and each Guarantor by its execution of the Guaranty and Collateral Agreement, covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:

Section 8.01          Financial Statements; Ratings Change; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)           Annual Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than the date on which annual financial statements are required to be delivered to the SEC, its audited consolidated balance sheet and related statements of income or operations (and, as to balance sheets and statements of income or operations, accompanied by consolidating schedules), stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case (in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)           Quarterly Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than the date on which quarterly financial statements are required to be delivered to the SEC, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)           Financial Projections.  Concurrently with any delivery of financial statements under Section 8.01(a), projections for the Borrower and its Consolidated Subsidiaries for each fiscal year of the Borrower through the end of the fiscal year in which the Maturity Date occurs, and which such projections shall include (i) volumes and pricing assumptions and (ii) itemized budget forecasts set forth on a quarterly basis in form and substance reasonably satisfactory to the Administrative Agent for each of the four fiscal quarters of the Borrower ending during the first such fiscal year reflected in such projections.

(d)           Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D-2 hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, including, without limitation, reasonably detailed calculations of the Specified Projects EBITDA Adjustment for each Specified Project (including a reasonably detailed summary of the terms of the applicable customer contracts relating to such calculation), each Specified Project’s Scheduled Completion Date, and each Specified Project’s Projected Capacity (and, if applicable, any changes to such Projected Capacity and supporting information as required), and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(e)           Certificate of Financial Officer — Hedging Agreements.  Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such month, fiscal quarter or fiscal year, a true and complete list of all Hedging Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f)            Certificate of Insurer — Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(g)           Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the board of directors (or comparable governing body) of the Borrower or any such Subsidiary, to such letter or report.

(h)           SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national or foreign securities exchange, or required by applicable law to be distributed by the Borrower to its equityholders generally, as the case may be.

(i)            Notices Under Material Instruments.  Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than the Loan Documents, and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(j)            Information Regarding Loan Parties.  Prior written notice of any change (i) any Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in any Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Loan Party’s federal taxpayer identification number.

(k)           Notices of Certain Changes.  Except in connection with Organization Documents of the Borrower and its Subsidiaries that are delivered pursuant to Section 6.01(c) after giving effect to the Specified IPO Transactions, promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organization Document of the Borrower or any Subsidiary.

(l)            Certificate of Financial Officer — Consolidating Information.  If, at any time, there exist any Excluded Subsidiaries of the Borrower, then concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Excluded Subsidiaries and the eliminating entries, in such form as is reasonably acceptable to the Administrative Agent.

(m)          Changes to Projected Capacity.  Promptly, but in any event within five (5) Business Days after the Borrower receives notice of a material change in the Projected Capacity of a Specified Project, the Borrower shall provide an officer’s certificate of a Responsible

Officer, in form and substance satisfactory to the Administrative Agent, certifying the following: (A) recalculations of the amounts set forth in clauses (a) and (b) of the definition of “Specified Projects EBITDA Adjustment” as of the most recently ended fiscal quarter but giving effect to the revised Projected Capacity, (B) updates to the information previously delivered to the Administrative Agent in accordance with the definition of “Specified Projects” with respect to such Specified Project, (C) any additional information with respect to such Specified Project and such material change in Projected Capacity reasonably requested by the Administrative Agent, and (D) computations of the covenants set forth in Section 9.01 as of the most recently ended fiscal quarter but giving effect to the revised Projected Capacity.  Specified Projects EBITDA Adjustment shall thereafter be calculated in accordance with the revised Projected Capacity of such Specified Project.  In the event of a change in the Projected Capacity of a Specified Project that is not material, the Specified Projects EBITDA Adjustment shall thereafter reflect such change in the Projected Capacity of such Specified Project.

(n)           Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 8.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC and the Borrower has delivered notice to the Administrative Agent that such reports are so available, which notice may be provided in any certificate delivered pursuant to Section 8.01(d).

Section 8.02          Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any Loan Party not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000; and

(d)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03                             Existence; Conduct of Business.  The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04                             Payment of Obligations.  The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Subsidiary.

Section 8.05                             Performance of Obligations under Loan Documents.  The Borrower will repay the Loans according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at or within the time or times and in the manner specified.

Section 8.06                             Operation and Maintenance of Properties.  The Borrower, at its own expense, will, and will cause each Subsidiary to:

(a)                                 operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable Environmental Laws, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)                                 preserve, maintain and keep in good repair, condition, working order and efficiency (ordinary wear and tear excepted) all of its Properties, including, without limitation, all equipment, machinery and facilities, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(c)                                  promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Properties, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect; and

(d)                                 to the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator of such Property to comply with this Section 8.06.

Section 8.07                             Insurance.

(a)                                 The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies of similar size engaged in the same or similar businesses operating in the same or similar locations (including hazard insurance).  The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent as an “additional insured” and “loss payee” and provide that the insurer will give at least thirty (30) days’ prior notice of any cancellation to the Administrative Agent.

(b)                                 With respect to each portion of the real Property (other than pipelines) of the Borrower or any Subsidiary on which improvements are located and which is subjected, or required under the Loan Documents to be subjected, to a Lien pursuant to the Security Instruments, the Borrower will, and will cause each Subsidiary to, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any such real Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 8.08                             Books and Records; Inspection Rights.  The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its Responsible Officers and independent accountants, all at such reasonable times and as often as reasonably requested (provided that the Administrative Agent shall give the Borrower reasonable advance notice of any proposed discussion with such accountants and permit the Borrower and its representatives to be present during such discussions, and provided, further, that, so long as no Default has occurred and continues to exist, no more than one such visitation with the Borrower’s independent public accountants shall be conducted during any calendar year).

Section 8.09                             Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10                             Compliance with Agreements.  The Borrower will, and will cause each Subsidiary to, comply with all agreements, contracts and instruments binding on it or affecting its Properties or business, except to the extent that such noncompliance could not reasonably be expected to have a Material Adverse Effect.

Section 8.11                             Environmental Matters.

(a)                                 The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, if the Release or threatened Release could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain, file or prepare, and shall cause each Subsidiary to timely obtain, file or prepare, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, except where such failure to obtain or file could not reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, if failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for material damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.11(a) are timely and fully satisfied, which failure to establish and implement such procedures could reasonably be expected to have a Material Adverse Effect.

(b)                                 The Borrower will promptly notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles;

(c)                                  The Borrower will, and will cause each Subsidiary to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders, but no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Properties.

Section 8.12                             Further Assurances.  The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

Section 8.13                             Title Information; Phase I Site Assessments.

(a)                                 If the Borrower or any Subsidiary acquires any new pipeline and processing Properties for consideration in excess of $3,000,000, individually or in the aggregate, the Borrower shall, or shall cause such Subsidiary to, provide promptly title information regarding such new pipeline and processing Properties to the Administrative Agent.  The Borrower shall, within sixty (60) days of notice from the Administrative Agent (or such later date as the Administrative Agent may agree in its sole discretion) that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information to the reasonable satisfaction of the Administrative Agent, or (ii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, title information reasonably satisfactory to the Administrative Agent relative to the pipeline and processing Properties of the Borrower and its Subsidiaries.

(b)                                 If the Borrower or any Subsidiary desires to acquire fee simple title to any new real Property for a consideration in excess of $1,000,000, individually or in the aggregate, the Borrower shall, or shall cause such Subsidiary to, provide to the Administrative Agent the results of a current phase I site assessment regarding such real Property in form and substance satisfactory to the Administrative Agent prior to the acquisition of such Property.

Section 8.14                             Additional Collateral; Additional Guarantors.

(a)                                 In the event that the Borrower or any Subsidiary acquires or forms a Subsidiary, subject to Section 8.15 the Borrower or its Subsidiary shall promptly, but in any event within 30 days (or such later date as the Administrative Agent may agree in its sole discretion), cause such Subsidiary to guarantee the Secured Obligations pursuant to the Guaranty and Collateral Agreement.  In connection with any guaranty, the Borrower shall, or shall cause such Subsidiary to, (i) execute and deliver to the Administrative Agent a supplement to the Guaranty and Collateral Agreement and such other Security Instruments (in proper form for filing, registration or recordation, as applicable) as are requested by the Administrative Agent, and take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a first priority, perfected Lien (subject only to Excepted Liens identified in clauses (a) through (h) of the definition thereof, but subject to the provisos at the end of such definition) on all of the tangible and intangible Property of such Subsidiary (other than de minimis Property excluded in the Administrative Agent’s sole discretion), (ii) cause the owner of the Equity Interests in such Subsidiary to pledge such Equity Interests (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(b)                                 The Borrower will at all times cause the other tangible and intangible Property of the Borrower and each Subsidiary not covered by clause (a) above to be subject to a Lien pursuant to the Security Instruments, except that, with respect to real Property acquired by the Borrower or a Subsidiary, the Borrower or such Subsidiary, as the case may be, shall have a period of 30 days (or such later date as the Administrative Agent may agree in its sole discretion) after such acquisition within which to subject such real Property to a Lien pursuant to the Security Instruments, and, in connection therewith, the Borrower shall, or shall cause such Subsidiary to, execute and deliver such Security Instruments (in proper form for filing, registration or recordation, as applicable) as are requested by the Administrative Agent, and take such actions necessary or advisable to subject such real Property to a Lien pursuant to the Security Instruments, provided, however, that with respect to any real Property, if the Administrative Agent reasonably determines that the costs, financial and otherwise, of obtaining or maintaining a Lien, perfecting a Lien and/or complying with all Governmental Requirements with respect to such a Lien outweigh the benefit to the Secured Parties of the security afforded thereby, the Administrative Agent may notify the Borrower of such determination and, (x) if such real Property is not then subject to a Lien pursuant to the Security Instruments, such real Property shall not be required to become subject to a Lien pursuant to the Security Instruments and, (y) if such real Property is already subject to a Lien pursuant to the Security Instruments, the Administrative Agent shall, upon obtaining the consent of the Required Lenders, release such Lien.

Section 8.15                             Designations with Respect to Subsidiaries.

(a)                                 Within 30 days of the acquisition or formation of a new Subsidiary, the Borrower may designate such Subsidiary as an Excluded Subsidiary by written notification thereof to the Administrative Agent, provided that (i) no Default or Event of Default exists at the time of or after giving effect to such designation, (ii) such designation is deemed to be an Investment in such Excluded Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct or indirect ownership interest in such Excluded

Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05(l).  No Loan Party may be redesignated as an Excluded Subsidiary.

(b)                                 If the Borrower desires to designate an Excluded Subsidiary to be a Loan Party after the date hereof, and all of such Excluded Subsidiary’s outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower and/or one or more of the Wholly-Owned Subsidiaries, the Borrower shall cause such Excluded Subsidiary to comply with Section 8.14(a), at which time such Person shall cease to be an “Excluded Subsidiary” and shall become a “Wholly-Owned Subsidiary” for purposes of this Agreement and the other Loan Documents without any amendment, modification or other supplement to any of the foregoing.

Section 8.16                             Excluded Subsidiaries.  The Borrower:

(a)                                 will cause the management, business and affairs of each of the Borrower and its Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account) so that each Excluded Subsidiary will be treated as an entity separate and distinct from the Borrower and its Subsidiaries; provided that the foregoing will not prohibit payments under expense sharing agreements with such Excluded Subsidiaries that are consistent with past practices and/or required by any applicable Governmental Authority.

(b)                                 will not, and will not permit any of its Subsidiaries to, assume, guarantee or be or become liable for any Indebtedness of any of the Excluded Subsidiaries.

(c)                                  will not permit any Excluded Subsidiary to hold any Equity Interest in the Borrower or any other Loan Party.

Section 8.17                             ERISA Compliance.  The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof by the Borrower or any Subsidiary with the United States Secretary of Labor or the Internal Revenue Service (or if filed by a third party, promptly after the Borrower or a Subsidiary becomes aware of such filing), copies of each annual and other report with respect to each Plan or any trust created thereunder, and (b) promptly upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.18                             Interest Rate Hedging Agreements.  As of the last day of each fiscal quarter of the Borrower, the Borrower shall have entered into Hedging Agreements for the purpose of hedging the Borrower’s exposure to variable interest rates, the notional amounts of which (when aggregated with all other Hedging Agreements of the Loan Parties then in effect in respect of interest rates) shall not be less than fifty percent (50%) of the then outstanding principal amount of the Loan Parties’ Indebtedness for borrowed money for which interest payable on such Indebtedness is variable during the term of such Indebtedness.  Such Hedging Agreements shall be in the form of floating-to-fixed rate swaps, the purchase of interest rate caps, or any similar hedging instrument designed to mitigate interest rate risk, in each case approved by the Administrative Agent.

Section 8.19                             Bonnie View Fractionator; Woodsboro Processing Plant.  On or prior to December 31, 2012, the Borrower shall have provided evidence reasonably satisfactory to the Administrative Agent that:

(a)                                 each of the Bonnie View Fractionator and the Woodsboro Processing Plant is fully-assembled, operational, and in use by the Loan Parties in the conduct of their business; and

(b)                                 over a period of seven (7) consecutive calendar days, both:

(i)                                     the Bonnie View Fractionator has processed volumes of not less than an average of 7,000 barrels per day for such period; and

(ii)                                  the Woodsboro Processing Plant has processed volumes of not less than an average of 80 MMCF per day for such period.

ARTICLE IX
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower (on behalf of itself and its Subsidiaries) and each Guarantor by its execution of the Guaranty and Collateral Agreement) covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:

Section 9.01                             Financial Covenants.

(a)                                 Consolidated Total Leverage Ratio.

(i)                                     Prior to the Borrower’s exercise of the Permitted Notes Covenant Option, the Borrower will not, as of the last day of any fiscal quarter commencing with the quarter ending March 31, 2013, permit its Consolidated Total Leverage Ratio to exceed the ratio set forth below for the corresponding Rolling Period:

Rolling Period Ending	Maximum Consolidated Total Leverage Ratio
March 31, 2013	5.25 to 1.00
June 30, 2013	4.75 to 1.00
September 30, 2013	4.75 to 1.00
December 31, 2013 and thereafter	4.50 to 1.00

; provided that upon the Borrower closing a Material Acquisition, the Borrower may elect (by delivering written notice of such election to the Administrative Agent on the closing date of such Material Acquisition) for the Rolling Period ending on the last day of the fiscal quarter in which such acquisition occurs and for the immediately following two Rolling Periods to increase the maximum Consolidated Total Leverage Ratio that is permitted to 5.00 to 1.00; provided further that the Borrower is not permitted to make more than one such election in any period of four consecutive fiscal quarters.

(ii)                                  From and after the Borrower’s exercise of the Permitted Notes Covenant Option, the Borrower will not, as of the last day of each fiscal quarter then remaining during the term of this Agreement, permit its Consolidated Total Leverage Ratio to exceed 5.25 to 1.00.

(b)                                 Consolidated Senior Secured Leverage Ratio.  From and after the Borrower’s exercise of the Permitted Notes Covenant Option, the Borrower will not, as of the last day of each fiscal quarter then remaining during the term of this Agreement, permit its Consolidated Senior Secured Leverage Ratio to exceed 3.50 to 1.00.

(c)                                  Consolidated Interest Coverage Ratio.  The Borrower will not, as of the last day of any fiscal quarter commencing with the quarter ending March 31, 2013, permit its Consolidated Interest Coverage Ratio to be less than 2.75 to 1.00.

Upon the first issuance by the Borrower or a Subsidiary of Permitted Note Indebtedness following the Effective Date, the Borrower may, at its sole option, exercise the Permitted Notes Covenant Option on the date of the Borrower’s and/or any Subsidiary’s issuance of such Permitted Note Indebtedness by delivering written notice to the Administrative Agent of the Borrower’s election to so exercise the Permitted Notes Covenant Option.  Once exercised, the Permitted Notes Covenant Option is permanent and irrevocable and the Borrower shall have no further right to select which financial covenants will be applicable to it.

Section 9.02                             Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Indebtedness, except:

(a)                                 the Secured Obligations arising under the Loan Documents or the Secured Hedging Agreements, any guaranty of or suretyship arrangement for the Secured Obligations arising under the Loan Documents;

(b)                                 Indebtedness under Capital Leases or that constitutes Purchase Money Indebtedness; provided that the aggregate amount of all Indebtedness described in this Section 9.02(b) at any one time outstanding shall not to exceed $8,000,000 in the aggregate;

(c)                                  Indebtedness associated with performance bonds, bid bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any Subsidiary or in connection with judgments that do not result in a Default or an Event of Default; provided that the aggregate outstanding amount of all such bonds permitted by this Section 9.02(c) shall not at any time exceed $2,000,000;

(d)                                 intercompany Indebtedness between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 9.05(g); provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, and, provided, further, that any such Indebtedness owed by a Loan Party shall be subordinated to the Secured Obligations on terms set forth in the Guaranty and Collateral Agreement;

(e)                                  Indebtedness constituting a guaranty by any Loan Party of Indebtedness permitted to be incurred by any other Loan Party under this Section 9.02;

(f)                                   endorsements of negotiable instruments for deposit or collection in the ordinary course of business;

(g)                                  Permitted Note Indebtedness; and

(h)                                 other unsecured Indebtedness not to exceed $8,000,000 in the aggregate at any one time outstanding;

provided that, in no event shall the aggregate principal amount of Indebtedness of the Loan Parties of the type described in clause (a) of the definition of “Consolidated Total Funded Indebtedness” exceed $210,000,000 as of December 31, 2012.

Section 9.03                             Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)                                 Liens securing the payment of any Secured Obligations pursuant to the Security Instruments;

(b)                                 Excepted Liens;

(c)                                  Liens securing Capital Leases and Purchase Money Indebtedness permitted by Section 9.02(b) but only on the Property under lease or the Property purchased with such Purchase Money Indebtedness, as applicable; and

(d)                                 Liens on proceeds of Letters of Credit permitted to be posted in connection with Hedging Agreements permitted by Section 9.17.

Section 9.04                             Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:

(a)                                 the Borrower may declare and pay dividends and distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b)                                 Subsidiaries may declare and pay dividends to other Loan Parties ratably with respect to their Equity Interests;

(c)                                  the Borrower may declare and pay quarterly cash dividends of Available Cash to the holders of any Equity Interests of the Borrower in accordance with the Borrower’s Organization Documents; provided that no Default or Event of Default exists at the time of or after giving effect to such Restricted Payment;

(d)                                 the Borrower may make a Restricted Payment to the Existing Borrower on or within five (5) Business Days after the Effective Date so long as, after giving effect to all outstanding Loans hereunder at the time of such Restricted Payment and the payment of such Restricted Payment, the Loan Parties’ outstanding Indebtedness of the type described in clause (a) of the definition of “Consolidated Total Funded Indebtedness” does not exceed $150,000,000;

(e)                                  the Borrower may declare and pay Restricted Payments with the proceeds received from the substantially concurrent issue of new common or subordinated Equity Interests;

(f)                                   substantially contemporaneously with the consummation of the Specified IPO Transactions on Effective Date, the Borrower may declare and pay Restricted Payments in connection with such Specified IPO Transactions;

(g)                                  the Borrower may make Restricted Payments pursuant to and in connection with long-term incentive plans or other benefit plans or arrangements for directors, management, employees or consultants of the Borrower and its Subsidiaries; and

(h)                                 the Borrower may make Restricted Payments to redeem its Equity Interests that are held at such time by “Ineligible Holders” (as defined in the Partnership Agreement) pursuant to Section 4.10 of the Partnership Agreement.

Section 9.05                             Investments, Loans and Advances.  The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)                                 Investments which are disclosed to the Lenders in Schedule 9.05;

(b)                                 accounts receivable arising in the ordinary course of business;

(c)                                  direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one (1) year from the date of creation thereof;

(d)                                 commercial paper maturing within one year from the date of creation thereof rated in one of the two highest grades by S&P or Moody’s;

(e)                                  deposits maturing within one (1) year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United

States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(f)                                   deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g)                                  Investments (i) made by the Borrower in or to the Guarantors, and (ii) made by any Subsidiary in or to the Borrower or any Guarantor;

(h)                                 Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(h) exceeds $500,000;

(i)                                     Investments constituting Indebtedness permitted under Section 9.02;

(j)                                    credit provided to new or existing customers of the Loan Parties for the costs and expenses of extending service to such customers and for which such customers are contractually obligated to reimburse the Loan Party providing such credit; provided that, with respect to any calendar year, the aggregate amount of all Investments made pursuant to this Section 9.05(j) during such calendar year shall not exceed $5,000,000;

(k)                                 Permitted Acquisitions;

(l)                                     Investments in Excluded Subsidiaries; provided that (i) no Default or Event of Default exists or results therefrom, (ii) after giving effect to such Investment (and any debt incurred in connection therewith), (A) the Borrower’s Liquidity is not less than $20,000,000 and (B) the Borrower is in pro forma compliance (as set forth in Section 1.05(c)) with all applicable covenants set forth in Section 9.01 hereof;

(m)                             Investments made substantially contemporaneously with the consummation of the Specified IPO Transactions on the Effective Date in connection with such Specified IPO Transactions; and

(n)                                 other Investments not to exceed $5,000,000 in the aggregate at any time.

Section 9.06                             Nature of Business; International Operations.  The Borrower will not, and will not permit any Subsidiary to, engage (directly or indirectly) in any business other than those businesses in which the Borrower and its Subsidiaries are engaged on the Effective Date (or which are reasonably related, incidental or complimentary thereto or are reasonable extensions, developments or expansions thereof).  From and after the date hereof, the Borrower and its Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any real Property not located within the geographical boundaries of the United States.

Section 9.07                             Proceeds of Loans.  The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.20.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.08                             ERISA Compliance.  The Borrower will not, and will not permit any Subsidiary to, at any time:

(a)                                 engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)                                 fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

(c)                                  contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that contributions to or the obligation to contribute to may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, including a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code; and

(d)                                 acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Subsidiary or with respect to any ERISA Affiliate of the Borrower or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six year period preceding such acquisition has sponsored, maintained, or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, (i) that is a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA or (ii) that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such plan allocable to such benefit liabilities.

Section 9.09                             Sale or Discount of Receivables.  Except (a) in connection with the Specified IPO Transactions, (b) sales otherwise permitted pursuant to Section 9.11 and (c) for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.10                             Mergers, Etc.  The Borrower will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that the Borrower or any Subsidiary may participate in a consolidation with any other Person; provided, further, that:

(a)                                 (i) no Default is continuing, (ii) any such consolidation would not cause a Default hereunder, (iii) if the Borrower consolidates with any Person, the Borrower shall be the surviving Person, and (iv) if any Subsidiary consolidates with any Person (other than the Borrower or another Subsidiary) and such Subsidiary is not the surviving Person, such surviving Person shall expressly assume in writing (in form and substance satisfactory to the Administrative Agent) all obligations of such Subsidiary under the Loan Documents;

(b)                                 any Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any other Subsidiary and if one of such Subsidiaries is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary; and

(c)                                  a Subsidiary may wind-up, dissolve, liquidate or sell or transfer its assets if (i) all of its Property is transferred to the Borrower or a Wholly-Owned Subsidiary and (ii) the Loan Party acquiring such Property promptly complies with its obligations under Sections 8.12 and 8.14.

Section 9.11                             Sale of Properties.  The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property except for:

(a)                                 dispositions of cash and cash equivalents in the ordinary course of business and in connection with the consummation of the Specified IPO Transactions and other transactions permitted by this Agreement;

(b)                                 the sale of inventory in the ordinary course of business;

(c)                                  the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use;

(d)                                 issuances of distributions or other Restricted Payments permitted pursuant to Section 9.04;

(e)                                  the transfer of Property to another Loan Party;

(f)                                   the transfer of Property to an Excluded Subsidiary, provided that (i) no Default or Event of Default exists at the time of or after giving effect to such transfer, and (ii) such transfer is deemed to be an Investment in such Excluded Subsidiary in an amount equal to the fair market value of the Property transferred as of the date of such transfer and such Investment would be permitted to be made at the time of such transfer under Section 9.05(l);

(g)                                  the transfer of Property occurring in connection with a transaction permitted by, and made in compliance with the provisions of, Section 9.10;

(h)                                 Asset Sales having, in the aggregate for all Asset Sales by the Borrower or any Subsidiary, a fair market value not to exceed $2,000,000 during any fiscal year of the Borrower; and

(i)                                     other Asset Sales, subject to Section 3.04(b)(iii).

Section 9.12                             Environmental Matters.  Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, with respect to the Properties and any operations thereat or associated therewith, the Borrower will not, and will not permit any Subsidiary to, be in violation of Environmental Law, have any Release or threatened Release of Hazardous Materials other than those that are in compliance with Environmental Law, allow any exposure to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation, or be required under Environmental Law to perform any Remedial Work.

Section 9.13                             Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower or any Guarantor), except (a) in connection with the Specified IPO Transactions, (b) Restricted Payments permitted by Section 9.04, (c) Investments permitted by Section 9.05, (d) transactions contemplated by the Partnership Agreement, as in effect on the Effective Date or, if applicable, to the extent modified as permitted hereunder, (e) transactions approved by the board of managers, or similar governing body, of the General Partner or the conflicts committee thereof (acting in good faith), and (f) transactions that are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it, when taken as a whole, than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.14                             Subsidiaries.  The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives prior written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(a).  The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.11(e), Section

9.11(g) or Section 9.15.  Neither the Borrower nor any Subsidiary shall have any Foreign Subsidiaries.

Section 9.15                             Limitation on Issuance of Equity Interests.  The Borrower shall not permit any Subsidiary to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except for Equity Interests issued to another Loan Party or to another Person in accordance with a merger or other transaction permitted by Section 9.10(a).  The Borrower and the Subsidiaries shall comply with Section 8.12, Section 8.14 and, if applicable, Section 9.10(a) with respect to any such issued Equity Interests.

Section 9.16                             Negative Pledge Agreements; Dividend Restrictions.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than (a) the Loan Documents, (b) Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property that is the subject of such Capital Lease, (c) documents evidencing or securing Purchase Money Indebtedness creating Liens permitted by Section 9.03(c), but then only on the Property that is the subject of such Purchase Money Indebtedness, and (d) documents creating Liens which are described in clauses (g) or (h) of the definition of “Excepted Liens”, but then only on the Property that is the subject of the applicable lease or license described in such clause (g) or (h)) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders, or that requires the consent of or notice to other Persons in connection therewith, or that restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or that requires the consent of or notice to other Persons in connection therewith.

Section 9.17                             Hedging Agreements.  The Borrower will not, and will not permit any Subsidiary to, enter into any Hedging Agreements with any Person other than Hedging Agreements in respect of commodities or interest rates (i) with an Approved Counterparty and (ii) that are entered into for the purpose of hedging exposure to interest rates or commodity prices and that are not for speculative purposes.  In no event shall any Hedging Agreement contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post collateral or margin to secure their obligations under such Hedging Agreement or to cover market exposures, other than Letters of Credit (and the proceeds thereof) the face amounts of which do not exceed $5,000,000 in the aggregate at any time.

Section 9.18                             Holding Company.  The Borrower will remain a holding company and, except for temporary ownership of Property that will occur as part of the consummation of the Specified IPO Transactions, will not own any real property, immovable property, or other assets of material value other than Equity Interests in Subsidiaries and Excluded Subsidiaries, furniture, furnishings and equipment acquired and maintained in the ordinary course of business, Investments to the extent permitted hereunder, assets acquired that are promptly, and in any event within 30 days of acquisition by the Borrower, transferred, contributed or otherwise assigned by the Borrower to one or more of the other Loan Parties, and interests in contracts customarily entered into by the Borrower in the ordinary course of its business.

Section 9.19                             Sale and Leaseback.  The Borrower shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

Section 9.20                             Amendments to Organization Documents, Material Contracts, or Fiscal Year End; Prepayments of other Indebtedness.

(a)                                 The Borrower shall not, and shall not permit any Subsidiary to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organization Documents; provided that the Borrower or any Subsidiary may amend, supplement or otherwise modify any of its Organization Documents in any manner that (A) is not adverse to the Lenders in any material respect and (B) does not conflict with any of the Loan Documents, subject to compliance with the provisions of Section 8.01(j), Section 8.01(k) and Section 8.12 to the full extent applicable; provided further that any amendment, supplement or other modification to the definition of the term “Available Cash” contained in the Partnership Agreement that results in an increase in the amount of Available Cash shall be deemed to be adverse to the Lenders in a material respect.

(b)                                 The Borrower shall not, and shall not permit any Subsidiary to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any Material Contract in a manner that would be adverse to the Lenders in any material respect.

(c)                                  The Borrower shall not amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) the Contribution Agreement or the Registration Statement in a manner that would be adverse to the Lenders in any material respect.

(d)                                 The Borrower shall not, and shall not permit any Subsidiary to, change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

(e)                                  The Borrower shall not, and shall not permit any Subsidiary to, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any outstanding subordinated Indebtedness, except as otherwise permitted by this Agreement.

Section 9.21                             Anti-Terrorism Law; Anti-Money Laundering.

(a)                                 The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 7.26, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to any Lender any certification or other evidence requested from time to time by such Lender confirming the Borrower’s and the Subsidiaries’ compliance with this Section 9.21(a)).

(b)                                 The Borrower shall not, and shall not permit any Subsidiary to, cause or permit any of the funds of the Borrower or any Subsidiary that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Governmental Requirement.

Section 9.22                             Embargoed Person.  The Borrower shall not, and shall not permit any Subsidiary to, permit (a) any of the funds or Properties of the Borrower or any Subsidiary that are used to repay the Loans to constitute Property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Governmental Requirement promulgated thereunder, with the result that the investment in the Borrower or any Subsidiary (whether directly or indirectly) is prohibited by a Governmental Requirement, or the Loans would be in violation of a Governmental Requirement, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Borrower or any Subsidiary, with the result that the investment in the Borrower or any Subsidiary (whether directly or indirectly) is prohibited by a Governmental Requirement or the Loans are in violation of a Governmental Requirement.

ARTICLE X
Events of Default; Remedies

Section 10.01                      Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)                                 The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)                                 The Borrower shall fail to pay any interest on any Loan or any fee or other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)                                  Any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary of the Borrower in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan

Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d)                                 The Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(i), Section 8.01(j), Section 8.02, Section 8.03, Section 8.07, Section 8.14, Section 8.16, Section 8.19 or in Article IX.

(e)                                  Any Loan Party or any Subsidiary of the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer, or a Responsible Officer of such Subsidiary, otherwise becoming aware of such default.

(f)                                   The Borrower or any Subsidiary shall fail to make any payment of principal of or interest on any Material Indebtedness, when and as the same shall become due and payable, and such failure to pay shall extend beyond any applicable period of grace.

(g)                                  Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof.

(h)                                 An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)                                     The Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any limited liability company or other action for the purpose of effecting any of the foregoing.

(j)                                    The Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)                                 (i) One or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Subsidiary or any combination thereof and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof.

(l)                                     The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Loan Party or any of their Affiliates shall so state in writing.

(m)                             An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when together with all other ERISA Events that have occurred, could reasonably be expected to result in the liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000 in the aggregate.

(n)                                 A Change in Control shall occur.

Section 10.02                      Remedies.

(a)                                 In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)                                 In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)                                  All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i)                                     first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)                                  second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)                               third, pro rata to payment of accrued interest on the Loans;

(iv)                              fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) Secured Obligations referred to in clause (b) of the definition of Secured Obligations owing to a Secured Hedging Agreement Counterparty, (C) Secured Obligations referred to in clause (c) of the definition of Secured Obligations owing to a Treasury Management Counterparty, (D) any other Secured Obligations and (E) amounts to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(v)                                 fifth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI
The Agents

Section 11.01                      Appointment and Authority.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article XI are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Subsidiary shall have any rights as a third party beneficiary of any such provisions.

Section 11.02                      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03                      Exculpatory Provisions.

(a)                                 The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.02 and Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

(c)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection, or priority of any collateral security or the financial or other condition of the Loan Parties and the Subsidiaries or any other obligor or guarantor, or (vii) any failure by any Loan Party or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements, or other terms or conditions set forth herein or therein.

Section 11.04                      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05                      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06                      Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a bank as a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 11.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 11.07                      Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents, or any other document referred to or provided for herein or to inspect the Properties or books of the Loan Parties or the Subsidiaries.  Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have nay duty or responsibility to provide any Lender with an credit or other information concerning the affairs, financial condition, or business of the Loan Parties (or any of their Affiliates) which may come into possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except that to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.08                      No Other Duties, etc.  The Arranger, the Co-Syndication Agents and the Co-Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than, with respect to the Co-Syndication Agents and the Co-Documentation Agents, their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

Section 11.09                      Authority of Administrative Agent to Release Collateral and Liens.  Each Lender and the Issuing Bank hereby authorizes, and each other Person accepting the benefit of the Liens created by the Security Instruments shall be deemed to have authorized, the Administrative Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and the Issuing Bank hereby authorizes, and each other Person accepting the benefit of the Liens created by the Security Instruments shall be deemed to have authorized, the Administrative Agent to execute and deliver to the Borrower (or file, if appropriate), at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.  To the extent any Property is sold, assigned, conveyed or otherwise transferred as expressly permitted by Section 9.11 to any Person other than a Loan Party, such Collateral shall be sold, assigned, conveyed or otherwise transferred free and clear of all Liens created by the Loan Documents.

ARTICLE XII
Miscellaneous

Section 12.01                      Notices.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)                                     if to the Borrower, to it at the following:

Southcross Energy LLC

1700 Pacific Ave., Suite 2900

Dallas, TX 75201

Attn: David Biegler and David Mueller

Fax: 214.393.7504

Email:            biegler@southcrossenergy.com and

mueller@southcrossenergy.com

and to:

Charlesbank Equity Fund VI, Limited Partnership

200 Clarendon Street, 54th Floor

Boston, MA 02116

Attn: Jon Biotti

Fax: 617.619.5402

Email: jbiotti@charlesbank.com

with a copy to (which shall not constitute notice):

Gardere Wynne Sewell LLP

1061 Elm Street

Suite 3000

Dallas, TX 75201

Attn: Robert Sarfatis

Fax: 214.999.3245

Email: rsarfatis@gardere.com

(ii)                                  if to the Administrative Agent, to it at the following:

Wells Fargo Bank, N.A.

201 Main Street

Suite 300

Fort Worth, TX 76102

Attn: Charles D. Kirkham

Fax: 817.334.7000

Email: kirkham@wellsfargo.com

with a copy to:

Wells Fargo Bank, N.A.

1700 Lincoln St. 3rd Floor

MAC: C7300-035

Denver, CO 80203

Attn: Amira Bahloul

Fax: 303.863.5533

Email: amira.a.bahloul@wellsfargo.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

2001 Ross Ave., Suite 3700

Dallas, TX 75201-2975

Attn: Erec Winandy

Fax: 214-999-7756

Email: ewinandy@velaw.com

(iii)                               if to the Issuing Bank, to it at the following:

Wells Fargo Bank, N.A.

201 Main Street

Suite 300

Fort Worth, TX 76102

Attn: Charles D. Kirkham

Fax: 817.334.7000

Email: kirkham@wellsfargo.com

with a copy to:

Wells Fargo Bank, N.A.

1700 Lincoln St. 3rd Floor

MAC: C7300-035

Denver, CO 80203

Attn: Amira Bahloul

Fax: 303.863.5533

Email: amira.a.bahloul@wellsfargo.com

(iv)                              if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 12.01(b) below, shall be effective as provided in Section 12.01(b).

(b)                                 Electronic Communications.

(i)                                     Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II, Article III, Article IV and Article V if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article(s) by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)                                  Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (B) of notification that such notice or communication is available and identifying the website address therefore.

(c)                                  Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 12.02                      Waivers; Amendments.

(a)                                 No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or Maturity Date without the written consent of each Lender adversely affected thereby, (iv) release any Guarantor (except as permitted pursuant to the Guaranty and Collateral Agreement or in connection with a sale of such Guarantor permitted under Section 9.14) or release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender), (v) change any of the provisions of this Section 12.02(b), Section 10.02(c), or the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender other than any Defaulting Lender, or (vi) change the application of prepayments under Section 3.04(b)(iv), without the written consent of the Required Lenders (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application of any such prepayment that is still required to be made is not changed); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be.  Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03                      Expenses, Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender (including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.03 or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Notwithstanding anything to the contrary contained in this Section 12.03(a) or elsewhere in any of the Loan Documents, neither the Borrower nor any Subsidiary shall be obligated to pay or reimburse any Person for any costs, expenses, fees, taxes or other charges of any nature whatsoever that are incurred or payable by any Person in connection with any assignment referred to in Section 12.04(b), any participation referred to in Section 12.04(d) or any pledge or security interest referred to in Section 12.04(f).

(b)                                 INDEMNIFICATION BY THE BORROWER.  THE BORROWER SHALL INDEMNIFY EACH AGENT (AND ANY SUB-AGENT THEREOF), THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN

“INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY A THIRD PARTY OR BY THE BORROWER OR ANY SUBSIDIARY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF

HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY SUBSIDIARY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (x) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH INDEMNITEE OR (y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY SUBSIDIARY AGAINST ANY INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH SUBSIDIARY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to pay indefeasibly any amount required under Sections 12.03(a) or (b) to be paid by it to any Agent (or any sub-agent thereof), the Arranger, the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the Arranger, the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent), the Arranger or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), the Arranger or the Issuing Bank in connection with such capacity.

(d)                                 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 12.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions.

(e)                                  Payments.  All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

Section 12.04                      Assignments and Participations.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues a Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of Section 12.04(b), (B) by way of participation in accordance with the provisions of Section 12.04(d), or (C) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.04(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(d)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignments shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in Section 12.04(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement and with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights on a non-pro rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by Section 12.04(b)(i)(B) and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment or Revolving Credit Exposure if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)                               the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in LC Exposure (whether or not then outstanding).

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless the assignment is to a Lender or an Approved Fund), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)                           No Assignments to Defaulting Lenders.  No such assignment shall be made to a Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.04(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(d)                                 Participations.

(i)                                     Any Lender may at any time, without the consent of, or notice to the Borrower, the Administrative Agent or the Issuing Bank, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii)                                  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(f) as though it were a Lender

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and Section 12.04(e) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Restrictions if Registration Required.  Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05                      Survival; Revival; Reinstatement.

(a)                                 All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)                                 To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06                      Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                 Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)                                 Integration.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)                                  Effectiveness.  Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(d)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.07                      Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08                      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Hedging Agreements, and in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any and all of the obligations of the Borrower or any Subsidiary now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Subsidiary may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09                      GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)                                 THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.  CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)                                  EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)                                 EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10                      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11                      Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan

Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12                      Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the Transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Secured Obligations, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated

term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.  Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13                      EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14                      Collateral Matters; Hedging Agreements; Treasury Management Agreements.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Secured Obligations shall also extend to and be available to Secured Hedging Agreement Counterparties and Treasury Management Counterparties on a pro rata basis in respect of any obligations of the Borrower or any of its Subsidiaries which arise under any such Secured Hedging Agreement or Treasury Management Agreements.  No Lender or Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Secured Hedging Agreements or Treasury Management Agreements.

Section 12.15                      No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.16                      USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and its Subsidiaries and other information that will allow such Lender to identify the Borrower and its Subsidiaries in accordance with the USA Patriot Act.

Section 12.17                      Assignment and Assumption from Existing Borrower to Borrower.

(a)                                 The Existing Borrower hereby irrevocably assigns, transfers and conveys all of its rights, duties, liabilities and obligations under the Existing Credit Agreement and the other Existing Loan Documents to which it is a party to the Borrower, and the Borrower hereby irrevocably accepts such assignment from the Existing Borrower and as of the Effective Date, (i) agrees to be bound by all of the terms, conditions and provisions of, (ii) assumes all of the rights, duties, liabilities and obligations of the Existing Borrower under and (iii) promises to keep and perform all covenants, terms, provisions and agreements of the Existing Borrower, in each case, under the Existing Credit Agreement, the Existing Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to all of such outstanding rights, duties, liabilities and obligations of the Existing Borrower under the Existing Credit Agreement and the Existing Loan Documents, in each case except to the extent amended, restated and superseded in connection with the transactions contemplated hereby.

(b)                                 In connection with the aforesaid assignment and assumption, the Administrative Agent, for itself and on behalf of the Lenders, hereby releases the Existing Borrower from any and all of its rights, duties, liabilities and obligations under the Existing Credit Agreement and the Existing Loan Documents.

Section 12.18                      Amendment and Restatement.  It is the intention of the Borrower, the Administrative Agent, and the Lenders, and such parties hereby agree, from and after the Effective Date, this Agreement supersedes and replaces the Existing Credit Agreement in its entirety, and that (a) such amendment and restatement shall operate to renew, amend and modify certain of the rights and obligations of the parties under the Existing Credit Agreement as provided herein, but shall not act as a novation thereof, and (b) except with respect to Liens on Properties of the Existing Borrower, the Liens securing the “Secured Obligations” under and as defined in the Existing Credit Agreement shall not be extinguished, but shall be carried forward and shall secure such obligations and Indebtedness as renewed, amended, restated, and modified hereby.  Unless specifically amended hereby, each of the Loan Documents, the Exhibits and the Schedules shall continue in full force and effect and, from and after the Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.  Each Lender hereunder that is an Existing Lender and the Existing Borrower each hereby consent to the amendments to, and amendments and restatements of, the Existing Loan Documents in the form of the Loan Documents.

Section 12.19                      NON-RECOURSE TO THE GENERAL PARTNER.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS DO NOT AND WILL NOT IN ANY WAY CONSTITUTE A DIRECT OR INDIRECT GUARANTY BY THE GENERAL PARTNER OF THE OBLIGATIONS OF THE BORROWER OR ANY SUBSIDIARY HEREUNDER OR THEREUNDER.  IF ANY PROVISION OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IS HELD BY ANY AUTHORITY TO CONSTITUTE A DIRECT OR INDIRECT GUARANTY BY THE GENERAL PARTNER OF THE OBLIGATIONS OF THE BORROWER OR ANY SUBSIDIARY, SUCH PROVISION SHALL BE DEEMED INEFFECTIVE TO THE EXTENT SUCH PROVISION CONSTITUTES A DIRECT OR INDIRECT GUARANTY BY THE GENERAL PARTNER OF THE OBLIGATIONS OF THE BORROWER OR ANY SUBSIDIARY.  NEITHER THIS AGREEMENT NOR ANY LOAN DOCUMENT IS INTENDED TO CREATE ANY LIABILITY OF THE GENERAL PARTNER FOR THE PERFORMANCE OF ANY OBLIGATION OF THE BORROWER OR ANY SUBSIDIARY THEREUNDER OR HEREUNDER.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER SHALL HAVE ANY RECOURSE AGAINST THE GENERAL PARTNER (INCLUDING ANY RECOURSE FOR ANY DEFICIENCY REMAINING UNDER THIS AGREEMENT OR ANY LOAN DOCUMENT AFTER THE DISPOSITION OF COLLATERAL PLEDGED BY THE BORROWER OR ANY SUBSIDIARY); PROVIDED, THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IN NO EVENT SHALL THIS SECTION 12.19 RELIEVE THE GENERAL PARTNER FROM ANY LIABILITY IT MAY HAVE AS A RESULT OF ITS FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, OR THAT OF ANY OF ITS OFFICERS, IN CONNECTION WITH THE EXECUTION, DELIVERY OR PERFORMANCE OF ANY LOAN DOCUMENTS OR ANY CERTIFICATES OR DOCUMENTS DELIVERED IN CONNECTION THEREWITH BY THE GENERAL PARTNER ON BEHALF OF THE BORROWER IN ITS CAPACITY AS THE BORROWER’S GENERAL PARTNER.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	SOUTHCROSS ENERGY PARTNERS, L.P.

By Southcross Energy Partners GP, LLC, its general partner

	By:	/s/ J. Michael Anderson
	Name:	J. Michael Anderson
	Title:	Senior Vice President

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

The undersigned Existing Borrower is signing for the sole purposes of evidencing its agreement (a) to Section 12.17 of this Agreement and (b) to the amendment and restatement of the Existing Loan Documents as required under Section 12.02(b) of the Existing Credit Agreement.

EXISTING BORROWER:	SOUTHCROSS ENERGY LLC

	By:	/s/ J. Michael Anderson
	Name:	J. Michael Anderson
	Title:	Senior Vice President

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

ADMINISTRATIVE AGENT,
ISSUING BANK AND LENDER:	WELLS FARGO BANK, N.A.

	By:	/s/ Andrew Ostrov
	Name:	Andrew Ostrov
	Title:	Director

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

CO-SYNDICATION AGENT
AND LENDER:	CITIBANK, N.A.

	By:	/s/ Mason McGurrin
	Name:	Mason McGurrin
	Title:	Vice President

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

CO-SYNDICATION AGENT
AND LENDER:	SUNTRUST BANK

	By:	/s/ Scott Mackey
	Name:	Scott Mackey
	Title:	Director

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

CO-DOCUMENTATION AGENT
AND LENDER:	BARCLAYS BANK PLC

	By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

CO-DOCUMENTATION AGENT
AND LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Preeti Bhatnagar
	Name:	Preeti Bhatnagar
	Title:	Authorized Officer

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

CO-DOCUMENTATION AGENT
AND LENDER:	COMPASS BANK

	By:	/s/ Blake Kirshman
	Name:	Blake Kirshman
	Title:	Vice President

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

LENDER:	AMEGY BANK NATIONAL ASSOCIATION

	By:	/s/ Jill McSorley
	Name:	Jill McSorley
	Title:	Senior Vice President

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

LENDER:	ROYAL BANK OF CANADA

	By:	/s/ Chris Benton
	Name:	Chris Benton
	Title:	Authorized Signatory

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

LENDER:	COMERICA BANK

	By:	/s/ Brandon M. White
	Name:	Brandon M. White
	Title:	Corporate Banking Officer

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

LENDER:	MIDFIRST BANK

	By:	/s/ W. Thomas Portman
	Name:	W. Thomas Portman
	Title:	Vice President

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

LENDER:	RAYMOND JAMES BANK, N.A

	By:	/s/ Alexander L. Rody
	Name:	Alexander L. Rody
	Title:	Senior Vice President

[Signature Page]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SOUTHCROSS ENERGY PARTNERS, L.P.

ANNEX I
LIST OF COMMITMENTS

Name of Lender	Commitment	Applicable Percentage
Wells Fargo Bank, N.A.	$50,000,000.00	14.28571429%
Citibank, N.A.	47,000,000.00	13.42857143%
SunTrust Bank	35,000,000.00	10.00000000%
Barclays Bank PLC	35,000,000.00	10.00000000%
JPMorgan Chase Bank, N.A.	35,000,000.00	10.00000000%
Compass Bank	32,000,000.00	9.14285714%
Amegy Bank National Association	30,000,000.00	8.57142857%
Royal Bank of Canada	30,000,000.00	8.57142857%
Comerica Bank	20,000,000.00	5.71428571%
Midfirst Bank	20,000,000.00	5.71428571%
Raymond James Bank, N.A	16,000,000.00	4.57142857%
TOTAL	$350,000,000.00	100.00000000%

ANNEX II
EXISTING LETTERS OF CREDIT

Beneficiary	Applicant	Amount	Issue Date
BG Energy Merchants	Existing Borrower	$1,400,000	May 30, 2012
EP Energy E&P Company	Existing Borrower	$2,000,000	September 7, 2012
San Patricio Electric	Existing Borrower	$960,000	November 3, 2011
San Patricio Electric	Existing Borrower	$420,000	April 13, 2012
EOG	Existing Borrower	$2,600,000	July 3, 2012
Devon Energy	Existing Borrower	$2,600,000	December 27, 2011
Energy Transfer	Existing Borrower	$7,600,000	October 10, 2012
Denbury Onshore	Existing Borrower	$750,000	June 6, 2012
XTO	Existing Borrower	$4,500,000	July 22, 2012
Louis Dreyfus	Existing Borrower	$400,000	August 28, 2012
Forest Oil	Existing Borrower	$1,750,000	October 26, 2012
Exxon Mobil	Existing Borrower	$1,700,000	October 29, 2012

Annex II-1